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                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)

                    OF THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                UAL CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1) Title of each class of securities to which transaction applies:
    ---------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:
    ---------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    ---------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:
    ---------------------------------------------------------------
  (5) Total fee paid:
    ---------------------------------------------------------------
[_]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  (1) Amount Previously Paid:
    -------------------------------
  (2) Form, Schedule or Registration Statement No.:
    -------------------------------
  (3) Filing Party:
    -------------------------------
  (4) Date Filed:
    -------------------------------

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


                              LOGO UAL CORPORATION

                                                           March 31, 1997

  Dear Fellow Owners:

    Our Company had another spectacular year in 1996. With the hard work and dedication of our 86,000 employees around the world, we posted record earnings for the second year in a row. At the same time, our customers' positive response to our service and product improvements, favorable economic conditions, and the success of the Shuttle and international expansion have all contributed to these impressive results.

    Three years ago, our employees were worried about their jobs. Today they can be proud of the fact that United Airlines has grown, our prospects have turned around, and the price of our stock has tripled. As we approach the third anniversary of the ESOP and continue our pursuit of the objectives set out in United's five-year strategic plan, employee participation and support remain as vital as ever. To review this exciting year and discuss the future of our Company, the Board of Directors joins me in inviting you to attend the 1997 Annual Meeting of Stockholders and to vote on the matters described in the enclosed proxy statement.

    Your vote is important. To be sure your shares are represented at the meeting, please use the "vote-by-phone" option described on the enclosed proxy or voting direction card, or sign and return the card in the envelope provided, even if you plan to attend the meeting in person.

    I hope you will be able to attend the meeting and I look forward to seeing you. If you plan to attend, please detach the admission card attached to your proxy or voting direction card and bring it with you to the meeting.

                                          Sincerely yours,

                                          /s/ Gerald Greenwald
                                          Gerald Greenwald

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

  The Annual Meeting of Stockholders of UAL Corporation, a Delaware corporation (the "Company"), will be held in the Ballroom of the National Press Club, 529 14th Street, NW, Washington, D.C. 20045 on Wednesday, May 21, 1997 at 10:00 a.m., local time, to:

    1. Elect a Board of Directors as follows:

      (a) Five Public Directors, to be elected by the holders of Common
    Stock;

      (b) Four Independent Directors, to be elected by the holders of Class I Junior Preferred Stock; and

      (c) One ALPA Director, one IAM Director and one Salaried/Management Employee Director, to be elected by the holders of Class Pilot MEC Junior Preferred Stock, Class IAM Junior Preferred Stock and Class SAM Junior Preferred Stock, respectively.

    2. Ratify the appointment of independent public accountants.

    3. Transact any other business that is properly brought before the meeting.

  Only stockholders of record at the close of business on March 24, 1997, will be entitled to vote at the meeting. PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING AN ADMISSION TICKET. THE ADMISSION TICKET IS LOCATED ON THE LOWER PORTION OF YOUR PROXY OR VOTING DIRECTION CARD.

                                          Francesca M. Maher
                                          Vice President--Law
                                          and Corporate Secretary

Chicago, Illinois
March 31, 1997

                                   IMPORTANT

  WE HOPE YOU WILL ATTEND THE STOCKHOLDERS MEETING. TO ENSURE PROPER REPRESENTATION AT THE MEETING, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES BY TELEPHONE AS DESCRIBED ON THE ENCLOSED PROXY CARD OR DATE, SIGN AND MAIL THEIR PROXIES IN THE FORM ENCLOSED EVEN THOUGH THEY PLAN TO ATTEND THE MEETING. SIMILARLY, PARTICIPANTS IN THE UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (THE "ESOP") MAY GIVE THEIR VOTING DIRECTION BY TELEPHONE AS DESCRIBED ON THE ACCOMPANYING VOTING DIRECTION CARD OR DATE, SIGN AND MAIL THEIR VOTING DIRECTION CARD IN THE FORM ENCLOSED. OTHER REQUESTS FOR PROXIES OR VOTING DIRECTION FROM BROKERS, TRUSTEES OR FIDUCIARIES SHOULD BE PROCESSED AS DESCRIBED IN THE ACCOMPANYING MATERIALS.

  Please note that the Company's audited financial statements and certain other financial information are included as an Appendix to this Proxy Statement. This proxy statement and the accompanying proxy card are being mailed to stockholders on March 31, 1997.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  Except where authority has been withheld by a stockholder, the enclosed proxy will be voted at the 1997 Annual Meeting of Stockholders of the Company or any adjournments or postponements (the "Meeting") for the election of the respective nominee(s) named below for a term of one year and until their successors are duly elected and qualified. The terms of all directors will expire at the Meeting. The Board of Directors expects all nominees named below to be available for election.

DIRECTORS TO BE ELECTED BY HOLDERS OF COMMON STOCK

PUBLIC DIRECTORS

  Five Public Directors are to be elected by the holders of Common Stock, par value $.01 per share ("Common Stock"). Each nominee was previously elected by the holders of Common Stock and has served continuously as a Public Director since the date of his election. The term "Public Director" is used as defined in the Restated Certificate of Incorporation, as amended, of the Company (the "Charter").

  If a nominee unexpectedly becomes unavailable before election, proxies from holders of Common Stock will be voted for the person designated by the Board of Directors or the appropriate Board Committee in accordance with the requirements of the Charter. No person other than the directors of the Company is responsible for the naming of nominees.

                              (1) PRINCIPAL OCCUPATION OR EMPLOYMENT           DIRECTOR
        NOMINEE                  (2) OTHER BUSINESS AFFILIATIONS           AGE  SINCE
---------------------------------------------------------------------------------------
 John A. Edwardson      (1) President (1994) and Chief Operating Officer    47   1994
                            (1995) of the Company and its wholly owned
                            subsidiary, United Air Lines, Inc. ("United").
                            Executive Vice President and Chief Financial
                            Officer, Ameritech Corporation
                            (telecommunications) (1991-1994).
                        (2) Director, Household International, Inc.
---------------------------------------------------------------------------------------
 Gerald Greenwald       (1) Chairman and Chief Executive Officer of the     61   1994
                            Company and United (1994). Chairman, Tatra
                            Truck Company, Czech Republic (truck
                            manufacturing) (1993-1994); President, Olympia
                            & York Development Limited (real estate
                            development company in the process of a
                            financial restructuring at the time Mr.
                            Greenwald agreed to serve as president and
                            certain subsidiaries of which filed for
                            protection under federal bankruptcy laws in
                            connection with such restructuring) (1992-
                            1993); and Managing Director, Dillon Read &
                            Co. Inc. (investment banking) (1991-1992).
                        (2) Director, Aetna Inc.
---------------------------------------------------------------------------------------
 John F. McGillicuddy   (1) Retired Chairman and Chief Executive Officer,   66   1984
                            Chemical Banking Corporation (banking and
                            finance) (1993). Chairman and Chief Executive
                            Officer, Chemical Banking Corporation (1992-
                            1993), and Manufacturers Hanover Corporation
                            and Manufacturers Hanover Trust Company (1979-
                            1992).
                        (2) Director, Southern Peru Copper Corporation and
                            USX Corporation.

                               (1) PRINCIPAL OCCUPATION OR EMPLOYMENT           DIRECTOR
        NOMINEE                   (2) OTHER BUSINESS AFFILIATIONS           AGE  SINCE
----------------------------------------------------------------------------------------
 James J. O'Connor       (1) Chairman and Chief Executive Officer, Unicom    60   1984
                             Corporation (1994) and its wholly owned sub-
                             sidiary, Commonwealth Edison Company (supplier
                             of electricity), for the past five years.
                         (2) Director, Corning Incorporated, First Chicago
                             NBD Corporation, Scotsman Industries, Inc. and
                             The Tribune Company.
----------------------------------------------------------------------------------------
 Paul E. Tierney, Jr.    (1) Principal, Development Capital, LLC             54   1990
                             (investment banking) (1997). Managing
                             Director, Gollust, Tierney and Oliver, Inc.
                             (investment banking) (1990-1996).
                         (2) Director, Liz Claiborne, Inc. and C & B
                             Publishing PLC.


DIRECTORS TO BE ELECTED BY HOLDERS OF OTHER CLASSES OF STOCK

  The following classes of directors are to be elected by the holder of certain classes of stock of the Company other than Common Stock. THE HOLDERS OF COMMON STOCK DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS. Each nominee was previously elected by the holders of the applicable class of stock of the Company and has served continuously as a director of the Company for the period succeeding the date of his election. If a nominee unexpectedly becomes unavailable before election, or the Company is notified that a substitute nominee has been selected, votes will be cast pursuant to the authority granted by the proxies from the respective holder(s) for the person who may be designated as a substitute nominee or, if applicable, in accordance with the nomination procedures identified below.

INDEPENDENT DIRECTORS--ELECTED BY HOLDERS OF CLASS I STOCK

  Four Independent Directors (as defined in the Charter) are to be elected by the four Independent Directors as the holders of Class I Junior Preferred Stock of the Company ("Class I Stock"). Each nominee has been nominated by the Independent Director Nomination Committee and, pursuant to a Stockholders Agreement among the holders of Class I Stock, the Company, the Air Line Pilots Association, International ("ALPA"), and the International Association of Machinists and Aerospace Workers ("IAM"), each such holder has agreed to vote in favor of such nominees. No person, other than the members of the Independent Director Nomination Committee, is responsible for the naming of the nominees.

                              (1) PRINCIPAL OCCUPATION OR EMPLOYMENT           DIRECTOR
        NOMINEE                  (2) OTHER BUSINESS AFFILIATIONS           AGE  SINCE
---------------------------------------------------------------------------------------
 Duane D. Fitzgerald    (1) Retired Chairman (1996), and former President   57   1994
                            (1988-1996) and Chief Executive Officer (1991-
                            1996), Bath Iron Works Corporation
                            (shipbuilding) and former Vice President of
                            its parent company, General Dynamics
                            Corporation (1995-1996).
                        (2) Director, Central Maine Power Co. and Trustee,
                            IAM National Pension Fund.
---------------------------------------------------------------------------------------
 Richard D. McCormick   (1) Chairman (1992), President (1986) and Chief     56   1994
                            Executive Officer (1991) of US WEST, Inc.
                            (telecommunications).
                        (2) Director, Norwest Corporation.

                             (1) PRINCIPAL OCCUPATION OR EMPLOYMENT           DIRECTOR
       NOMINEE                  (2) OTHER BUSINESS AFFILIATIONS           AGE  SINCE
--------------------------------------------------------------------------------------
 John K. Van de Kamp   (1) President, Thoroughbred Owners of California    61   1994
                           (trade association) (1996). Partner, Dewey
                           Ballantine (law firm) (1991-1996).
                       (2) Member, Advisory Board, Falcon Classic Cable
                           Income Properties, Ltd.
--------------------------------------------------------------------------------------
 Paul A. Volcker       (1) Retired Chairman, Wolfensohn & Co. (investment  69   1994
                           banking) (1996). Chairman, Wolfensohn & Co.
                           (1988-1996).
                       (2) Director, Nestle S.A., the American Stock
                           Exchange, The Prudential Insurance Co. of
                           America, and Bankers Trust New York
                           Corporation.


ALPA DIRECTOR--ELECTED BY HOLDER OF CLASS PILOT MEC STOCK

  One ALPA Director (as defined in the Charter) is to be elected by the United Airlines Pilots Master Executive Council, ALPA ("ALPA-MEC"), the holder of the Class Pilot MEC Junior Preferred Stock of the Company ("Class Pilot MEC Stock"). The ALPA-MEC has advised the Company that it has nominated and intends to re-elect Michael H. Glawe as the ALPA Director.

                          (1) PRINCIPAL OCCUPATION OR EMPLOYMENT           DIRECTOR
      NOMINEE                (2) OTHER BUSINESS AFFILIATIONS           AGE  SINCE
-----------------------------------------------------------------------------------
 Michael H. Glawe   (1) Chairman, ALPA-MEC (labor union) (1996).        49  1/1/96
                        Chairman, ALPA-MEC Grievance Committee (1993-
                        1995), and Captain, B727, United, for the past
                        five years.
                    (2) Executive Board Member, ALPA.


IAM DIRECTOR--ELECTED BY HOLDER OF CLASS IAM STOCK

  One IAM Director (as defined in the Charter) is to be elected by the IAM, the holder of the Class IAM Junior Preferred Stock of the Company ("Class IAM Stock"). The IAM has advised the Company that it has nominated and intends to re-elect John Peterpaul as the IAM Director.

                           (1) PRINCIPAL OCCUPATION OR EMPLOYMENT           DIRECTOR
      NOMINEE                 (2) OTHER BUSINESS AFFILIATIONS           AGE  SINCE
------------------------------------------------------------------------------------
 John F. Peterpaul   (1) Retired General Vice President, IAM (labor      61   1994
                         union) (1994). General Vice President, IAM,
                         for the past five years.
                     (2) Former Chairman, Railway Labor Executives'
                         Association; former member, National
                         Commission to Ensure a Strong Competitive
                         Airline Industry.

SALARIED/MANAGEMENT EMPLOYEE DIRECTOR--ELECTED BY HOLDERS OF CLASS SAM STOCK

  One Salaried/Management Employee Director (as defined in the Charter) is to be elected by the holders of the Class SAM Junior Preferred Stock of the Company ("Class SAM Stock"), who are Joseph V. Vittoria, the Salaried/Management Employee Director, and William P. Hobgood, Senior Vice President-People of the Company. Mr. Vittoria has been nominated for re-election by the "System Roundtable," a body of salaried and management employees of United empowered to review and discuss issues relating to the Company and their effect on salaried and management employees. Pursuant to a Stockholders Agreement among the holders of Class SAM Stock and the Company, each such holder has agreed to vote in favor of the System Roundtable nominee.

                            (1) PRINCIPAL OCCUPATION OR EMPLOYMENT           DIRECTOR
       NOMINEE                 (2) OTHER BUSINESS AFFILIATIONS           AGE  SINCE
-------------------------------------------------------------------------------------
 Joseph V. Vittoria   (1) Retired Chairman and Chief Executive Officer,   61   1994
                          Avis, Inc. (automobile renting and leasing)
                          (1997). Chairman and Chief Executive Officer,
                          Avis, Inc. (1982-1997).
                      (2) Director, Transmedia Europe, Inc. and
                          Transmedia Asia Pacific.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  The Board of Directors of the Company held a total of nine meetings in 1996. All directors attended 75 percent or more of the total of such meetings and meetings of Board Committees of which they were members, other than John F. McGillicuddy, who attended 73% of such meetings.

COMMITTEES

  The Board of Directors has Executive, Audit, Compensation, Compensation Administration, CAP, Labor, Independent Director Nomination, Outside Public Director Nomination, Pension and Welfare Plans Oversight and Transaction Committees.

  EXECUTIVE COMMITTEE. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management of the business and affairs of the Company, with certain exceptions. The Executive Committee is also responsible for safety and security oversight for United, periodically reviewing Board effectiveness and overseeing the compensation arrangements for non-employee directors. The Executive Committee held five meetings in 1995. Committee members: Gerald Greenwald, Chairman, and Michael H. Glawe, Richard
D. McCormick, John F. Peterpaul, Paul E. Tierney, Jr., and Paul A. Volcker.

  AUDIT COMMITTEE. The Audit Committee reviews with the Company's independent public accountants the annual financial statements of the Company prior to publication, reviews the work of and approves non-audit services performed by such independent accountants, makes annual recommendations to the Board for the appointment of independent public accountants for the ensuing year, and reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company and its subsidiaries and affiliates. The Audit Committee held two meetings in 1996. Committee members: James J. O'Connor, Chairman, and Duane D. Fitzgerald, Richard D. McCormick, John F. McGillicuddy, Paul E. Tierney, Jr., John K. Van de Kamp, and Paul A. Volcker.

  COMPENSATION COMMITTEE. The Compensation Committee reviews and approves the compensation and benefits of all officers of the Company and reviews general policy matters relating to compensation and benefits of non-union employees of the Company and its subsidiaries. The Committee also administers the equity incentive compensation plans of the Company, except for responsibilities reserved for the Compensation Administration Committee. The Compensation Committee held five meetings in 1996. Committee members: John F. McGillicuddy, Chairman, and Duane D. Fitzgerald, Michael H. Glawe, Gerald Greenwald, Richard
D. McCormick, John F. Peterpaul, and Joseph V. Vittoria.

  COMPENSATION ADMINISTRATION COMMITTEE. The Compensation Administration Committee administers the stock option plans and executive compensation programs of the Company to the extent such functions cannot or are not appropriate to be performed by the Compensation Committee in light of any provision of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), securities laws, or other applicable laws or regulations, and also oversees the evaluation process for CEO performance. The Compensation Administration Committee held four meetings in 1996. Committee members: John
F. McGillicuddy, Chairman, and Duane D. Fitzgerald and Richard D. McCormick.

  CAP COMMITTEE. The CAP Committee oversees implementation of the Company's Competitive Action Plan to improve United's competitiveness on many short-haul routes, pursuant to which "Shuttle by United" was established. The CAP Committee has the exclusive authority to approve on behalf of the Company any modifications of or amendments to the Competitive Action Plan, other than those matters reserved to the Labor Committee. The CAP Committee held one meeting in 1996. Committee members: Duane D. Fitzgerald, Chairman, and Michael
H. Glawe, Gerald Greenwald, John F. McGillicuddy, James J. O'Connor, John F. Peterpaul, Paul E. Tierney, Jr., and John K. Van de Kamp.

  LABOR COMMITTEE. The Labor Committee reviews and approves the entering into of, and modifications and amendments to, collective bargaining agreements to which the Company or any of its subsidiaries is a party, with certain exceptions. The Committee held eight meetings in 1996. Committee members:
Gerald Greenwald, Chairman, and Richard D. McCormick and Paul E. Tierney, Jr.

  INDEPENDENT DIRECTOR NOMINATION COMMITTEE. The Independent Director Nomination Committee nominates candidates to become Independent Director members of the Board of Directors, fills vacancies in Independent Director positions and appoints Independent Directors to serve on Board Committees. The Committee held three meetings in 1996. Committee members: John K. Van de Kamp, Chairman, and Duane D. Fitzgerald, Michael H. Glawe, Richard D. McCormick, John F. Peterpaul, Joseph V. Vittoria and Paul A. Volcker.

  OUTSIDE PUBLIC DIRECTOR NOMINATION COMMITTEE. The Outside Public Director Nomination Committee nominates candidates to become Outside Public Director (as defined in the Charter) members of the Board of Directors, fills vacancies in Outside Public Director positions and appoints Outside Public Directors to serve on Board Committees. The Outside Public Director Nomination Committee will consider nominees recommended by stockholders, who may submit recommendations by addressing a letter to the Committee Chairman at UAL Corporation, P. O. Box 66919, Chicago, Illinois 60666. Qualification requirements for Outside Public Directors are specified in the Charter. The Committee held one meeting in 1996. Committee members: Paul E. Tierney, Jr., Chairman, and John F. McGillicuddy and James J. O'Connor.

  PENSION AND WELFARE PLANS OVERSIGHT COMMITTEE. The Pension and Welfare Plans Oversight Committee oversees compliance by the Company and its subsidiaries with laws governing employee benefit plans maintained by the Company and its subsidiaries. The Committee held two meetings in 1996. Committee members: Paul
A. Volcker, Chairman, and Michael H. Glawe, James J. O'Connor, John F. Peterpaul, John K. Van de Kamp and Joseph V. Vittoria.

  TRANSACTION COMMITTEE. The Transaction Committee is authorized to evaluate and advise the Board with respect to any proposed merger or consolidation of the Company or any of its subsidiaries with or into, the sale, lease or exchange of all or substantially all of the Company's or any of its subsidiaries' property or assets to, or a significant business transaction with, any Labor Affiliate (as defined in the Charter). The Transaction Committee held no meetings in 1996. Committee members: Richard D. McCormick, Chairman, and Duane D. Fitzgerald, John F. McGillicuddy, James J. O'Connor, Paul E. Tierney, Jr., John K. Van de Kamp and Paul A. Volcker.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Messrs. Greenwald and Glawe serve on the Compensation Committee, but not the Compensation Administration Committee. Messrs. Glawe and Greenwald are employees of the Company. Mr. Glawe is also the Chairman of the ALPA-MEC and an officer of ALPA. United and ALPA are parties to a collective bargaining agreement for United's pilots represented by ALPA.

COMPENSATION OF DIRECTORS

  Each non-employee director receives an annual retainer of $18,000 and is paid $900 for each meeting attended. The non-employee Chairman of each Committee other than the Compensation Administration Committee receives an additional retainer of $2,700 per year. Each non-employee member of a Committee receives a fee of $900 for each Committee meeting attended. The above fees reflect the 10% reduction in Board compensation that was instituted in January 1993 and reaffirmed by the Board in September 1994. Non-employee directors also receive 400 shares of Common Stock annually (giving effect to the four-for-one Common Stock split in 1996), which, pursuant to Stock Ownership Guidelines, they are to keep throughout their tenure on the Board. Directors may elect to receive all or any portion of their cash retainer and fees in Common Stock, as well as to defer their stock and cash compensation for federal income tax purposes. Directors who are employees of the Company or any of its subsidiaries, including Messrs. Greenwald, Edwardson and Glawe, do not receive any retainer fee, meeting fee or Common Stock for their service on the Board of Directors or any Committee.

  During 1996, the Board elected to terminate the retirement income plan for current non-employee directors (the "Retirement Plan"). The benefit under the Retirement Plan varied based on years of service and age at retirement, with the maximum benefit being a life annuity of $20,000 per year. Surviving spouse benefits were available in some cases, and a trust was created to serve as a source for payment of benefits. The Retirement Plan terminated effective December 31, 1996 for all current non-employee directors, and each such director agreed to forfeit any and all benefits under the Retirement Plan. In exchange, each such director received a credit under his deferred compensation account with the Company equal to the actuarially determined present value of his accrued benefit under the Retirement Plan at December 31, 1996, which was credited in dollars or stock units, at the election of the director. Beginning in 1997, each non-employee director will be credited annually during his service on the Board with 139 deferred stock units, which equates to a Common Stock value at December, 1996 that is approximately equal to the estimated annual value of the Retirement Plan benefit at that time. All such deferred credits are unfunded and are not settled until after the director leaves the Board.

  The Company considers it important for its directors to understand its business and have exposure to its operations and employees. For this reason, the Company provides free transportation and free cargo shipment on United to each director of the Company and his spouse and eligible dependent children. The directors are reimbursed by the Company for income taxes resulting from actual use of the travel and shipment privilege. A director who was a director upon the change in control of the Company on July 12, 1994, is entitled to continue such travel and cargo benefits for life. The cost of this policy in 1996 for each director, including cash payments made in January 1997 for income tax liability, was as follows:

NAME                     COST($)
----                     -------
John A. Edwardson....... 26,394
Duane D. Fitzgerald..... 11,554
Michael H. Glawe........      0
Gerald Greenwald........ 46,680
Richard D. McCormick.... 14,954
John F. McGillicuddy.... 13,299

                          NAME                      COST($)
                          ----                      -------
                          James J. O'Connor........ 27,780
                          John F. Peterpaul........    559
                          Paul E. Tierney, Jr. .... 74,895
                          John K. Van de Kamp...... 19,159
                          Joseph V. Vittoria....... 25,776
                          Paul A. Volcker..........    652

       SECURITIES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of shares of Common Stock and of voting preferred stock held in the ESOP beneficially owned as of March 24, 1996, by each director and executive officer included in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner). Certain directors and executive officers of the Company also beneficially own shares of various other classes of preferred stock of the Company. See "Security Ownership of Certain Beneficial Owners."

NAME OF DIRECTOR OR                                     VOTING PREFERRED
EXECUTIVE OFFICER AND        COMMON STOCK     PERCENT  STOCK BENEFICIALLY PERCENT OF
GROUP                     BENEFICIALLY OWNED  OF CLASS       OWNED          CLASS
---------------------     ------------------  -------- ------------------ ----------
John A. Edwardson.......        444,923 (1)       *         4,741 (2)         *
Duane D. Fitzgerald.....          3,464 (3)       *               --
Michael H. Glawe........            --                      2,093 (4)         *
Gerald Greenwald........        865,137 (5)     1.5         7,221 (2)         *
Richard D. McCormick....          4,816 (6)       *               --
John F. McGillicuddy....          6,555 (7)       *               --
James J. O'Connor.......          4,208 (8)       *               --
John F. Peterpaul.......          1,482 (9)       *               --
Paul E. Tierney, Jr.. ..         77,016 (10)      *               --
John K. Van de Kamp.....          1,470 (3)       *               --
Joseph V. Vittoria......          2,863 (11)      *               --
Paul A. Volcker.........          3,699 (12)      *               --
Douglas A. Hacker.......        138,100 (13)      *         2,955 (2)         *
Joseph R. O'Gorman......         58,764 (14)      *         3,357 (2)         *
Stuart I. Oran..........        108,836 (15)      *         2,741 (2)         *
Directors and Executive
 Officers as a Group (20
 persons)...............      2,065,265 (16)    3.5       27,952 (17)        2.2

--------
  * Less than 1%.
 (1) Includes 282,000 shares that Mr. Edwardson has the right to acquire within 60 days of March 24, 1997, by the exercise of stock options and 960 shares held indirectly by Mr. Edwardson's daughters.
 (2) Reflects beneficial ownership of Class S ESOP Voting Junior Preferred Stock ("Class S Voting Stock") owned through the ESOP.
 (3) Reflects beneficial ownership of Common Stock represented by deferred stock units under the UAL Corporation 1995 Directors Plan (the "1995 Plan"). All directors have deferred receipt of Common Stock deliverable in respect of deferred stock units under the 1995 Plan until retirement from the Board.
 (4) Reflects beneficial ownership of Class P ESOP Voting Junior Preferred Stock ("Class P Voting Stock") owned through the ESOP.
 (5) Includes 593,000 shares that Mr. Greenwald has the right to acquire within 60 days of March 24, 1997, by the exercise of stock options, 6,684 shares held indirectly by Mr. Greenwald's wife and 1,034 shares held indirectly by a United 401(k) plan (calculated as of the close of business on December 31, 1996).
 (6) Includes 2,618 shares of Common Stock represented by deferred stock units under the 1995 Plan.
 (7) Includes 3,955 shares of Common Stock represented by deferred stock units under the 1995 Plan.
 (8) Includes 1,608 shares of Common Stock represented by deferred stock units under the 1995 Plan.
 (9) Includes 282 shares of Common Stock represented by deferred stock units under the 1995 Plan.
(10) Includes 1,200 shares of Common Stock represented by deferred stock units under the 1995 Plan.
(11) Includes 288 shares of Common Stock represented by deferred stock units under the 1995 Plan.
(12) Includes 1,299 shares of Common Stock represented by deferred stock units under the 1995 Plan.
(13) Includes 107,100 shares that Mr. Hacker has the right to acquire within 60 days of March 24, 1997, by the exercise of stock options.
(14) Includes 10,000 shares that Mr. O'Gorman has the right to acquire within 60 days of March 24, 1997, by the exercise of stock options.

(15) Includes 61,000 shares that Mr. Oran has the right to acquire within 60 days of March 24, 1997, by the exercise of stock options.
(16) Includes 1,306,434 shares that directors or executive officers have the right to acquire within 60 days of March 24, 1997, by the exercise of stock options, shares represented by deferred stock units under the 1995 Plan, shares held indirectly as discussed in footnotes (1) and (5) and an additional 96 shares held in a United 401(k) plan (calculated as of the close of business on December 31, 1996).
(17) Reflects ownership of Class S Voting Stock owned through the ESOP. No director or executive officer other than Mr. Glawe beneficially owns shares of Class P Voting Stock.


 Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the performance graph immediately following shall not be incorporated by reference into any such filings.


                            EXECUTIVE COMPENSATION

         UAL CORPORATION COMPENSATION AND COMPENSATION ADMINISTRATION
                               COMMITTEES REPORT

PHILOSOPHY

  The Company's executive compensation program is designed to attract, retain and motivate top quality and experienced officers. The program provides industry competitive compensation opportunities, supports a pay-for-performance culture and emphasizes pay-at-risk. The program is heavily oriented toward incentive compensation tied to the annual and longer-term financial performance of the Company and to its longer-term return to stockholders. The Company's compensation program provides, among other matters, that the program will be administered in a manner consistent with the philosophy of an employee-owned company.

COMPONENTS

  There are two components to the executive compensation program:

    -Cash compensation.

    -Stock compensation.

  The cash compensation program is composed of base salary and annual incentive compensation. Base salaries are competitive with other large domestic air carriers, which include the three largest of the five carriers in the Relative Market Performance Graph that follows. Base salaries are substantially less than other companies in general industry of comparable size. Base salaries for officers were reduced on July 13, 1994, by 8.25%. No general salary increases were awarded to officers in 1996.

  Annual incentive compensation provides an opportunity for additional earnings. Awards under the incentive compensation program effectively were reduced by 8.25% on July 13, 1994, since these awards are calculated as a percentage of base salary. Under the program, an incentive pool is created based upon the Company's earnings; each year the Compensation Committee approves a schedule of annual incentive pool funding relative to specified earnings targets. The CEO recommends to the Compensation Committee (or the Compensation Administration Committee, in the case of incentive awards intended to qualify under Section 162(m) of the Internal Revenue Code) incentive awards for each officer based upon an assessment of each officer's contribution over the preceding year. The assessment is based upon, among other things, an appraisal prepared annually for each officer on his or her managerial skills and the performance by him or her of assigned responsibilities. Before making a recommendation, the CEO discusses such appraisals with other members of senior management and considers these discussions, along with an overall evaluation of corporate performance and industry competitive data. The Compensation Committee makes a final determination of awards for officers, including the CEO (but excluding the other proxy-named officers), who is assessed by the Compensation Committee using a comparable process established under his Employment Agreement. The awards for the other proxy-named officers are made by the Compensation Administration Committee based on a pre-established formula in full compliance with Section 162(m) of the Internal Revenue Code.

  The normal stock compensation program is comprised entirely of annual stock options. Option grants are determined in consideration of individual performance and contribution and airline industry practice, using the same group referred to above for base salary and annual incentive compensation. The CEO recommends stock option grants for each officer to the Compensation Committee (or the Compensation Administration Committee, in the case of awards which qualify for certain exemptions from Section 16 of the Exchange Act pursuant to Rule 16b-3 or Section 162(m) qualified grants). While there are no specific target award levels or weighting of factors considered in determining stock grants, grants are made within grant-range guidelines for each officer level. The Committee determines stock awards for the CEO based upon a comparable process and makes a final determination on stock awards for all other officers.

  Stock options may not be granted at less than fair market value on the date of grant. Stock options carry a 10-year term and typically have exercise vesting restrictions that lapse ratably over a four-year period. The Company's stock option plan includes provisions to preserve, to the maximum extent possible, the deductibility by the Company of amounts awarded under the plan.

  The officer compensation program in total is primarily focused on promoting pay-for-performance and emphasizing pay-at-risk, and heavily oriented toward stockholder interests through the use of long-term incentives that create a direct linkage between officer rewards and increased stockholder value. The long-term incentive component, which is composed totally of stock-based incentives, represents over half the total income opportunity for the officers.

  The Company has eliminated restricted stock as a component of its normal compensation program. However, to enable the Company to attract high quality management at the most senior officer levels within the Company, sign-on compensation packages for these officers at the time of hiring may include cash and restricted or other stock awards in addition to compensation of the types described above. These compensation packages are often the subject of negotiation, and may have vesting provisions for stock options that vary from the normal schedule. In addition, restricted stock may be used on an individual basis for a very limited number of United employees in response to compelling business requirements, such as for recruitment or retention of key management employees. No restricted shares were awarded during 1996.

STOCK OWNERSHIP GUIDELINES

  To encourage accumulation and retention of Common Stock by Company officers, guidelines have been adopted providing for minimum ownership of Common Stock at the following multiples of annual salary: Chairman and Chief Executive Officer and President and Chief Operating Officer, five times; Executive and Senior Vice Presidents, two times; and Vice Presidents, one times. Unexercised stock options, unvested restricted stock and ESOP stock ownership are not recognized for purposes of these guidelines.

CEO COMPENSATION

  The compensation package for Mr. Greenwald was established pursuant to a five year Employment Agreement negotiated by Mr. Greenwald with ALPA and the IAM in 1994 (the "Employment Agreement"). As part of the Employment Agreement, a base salary rate of $665,188 was established for Mr. Greenwald, giving effect to the 8.25% reduction. A non-guaranteed target bonus of $725,000 per year was also established, which was paid to Mr. Greenwald in 1997 (in Common Stock) since his 1996 performance was consistent with the Board Committee's objectives and directions, and corporate performance did not compel a lesser bonus. In making those determinations, the applicable Board Committee took into account (i) airline industry trends and

(ii) the Company's cumulative profitability since the transaction date. No weighting was given to any particular factor. These are standards for performance evaluation that were established under the Employment Agreement. Mr. Greenwald received a stock option grant in 1996 subject to the Company's normal vesting schedule, in full compliance with Section 162(m) of the Internal Revenue Code.

COMPENSATION FOR THE OTHER NAMED OFFICERS

  Base salary rates for the other named executive officers have not changed since being reduced by 8.25% in July 1994. In 1997 each of the named executive officers received an incentive compensation award for 1996 performance, which was granted pursuant to the normal incentive compensation plan terms according to a pre-established formula in full compliance with Section 162(m) of the Internal Revenue Code. Certain of such officers received all or part of such bonus in Common Stock. Each such officer received a stock option grant in 1996 subject to the Company's normal vesting schedule, in full compliance with
Section 162(m) of the Internal Revenue Code.

CHANGE IN CONTROL AGREEMENTS

  The Company and United are parties to severance agreements (each, a "Severance Agreement") with certain senior officers with provisions that took effect upon the change in control of the Company on July 12, 1994. The Company took action in 1996 to terminate all of the Severance Agreements. The Severance Agreements for Messrs. O'Gorman and Hacker, the only named executive officers who have such agreements, expire in August 1998 and August 1997, respectively.

COMPENSATION CONSULTANT AND COMPETITIVE DATA

  The Compensation Committee and Compensation Administration Committee consult with independent compensation advisors on executive compensation matters. The Committees also have access to competitive data on compensation levels for officer positions.

                    UAL CORPORATION COMPENSATION COMMITTEE

     John F. McGillicuddy, Chairman         Gerald Greenwald
     Duane D. Fitzgerald                    Richard D. McCormick
     Michael H. Glawe                       John F. Peterpaul
                                            Joseph V. Vittoria

             UAL CORPORATION COMPENSATION ADMINISTRATION COMMITTEE

     John F. McGillicuddy, Chairman         Richard D. McCormick
     Duane D. Fitzgerald

                                UAL CORPORATION
                          RELATIVE MARKET PERFORMANCE
                             TOTAL RETURN 1992-1996

                             [PERFORMANCE GRAPH]

                             1991  1992   1993   1994   1995   1996
    ----------------------------------------------------------------
      UAL Corp.              100   86.54 100.17  86.47 176.65 247.41
    ----------------------------------------------------------------
      S&P 500                100  107.62 118.46 120.03 165.13 203.05
    ----------------------------------------------------------------
      D-J Airline Group (1)  100  101.09 124.58  83.27 120.62 133.70

                                                   Source: Compustat Database
--------
(1) Alaska Air, AMR, Delta, Southwest, USAir

                          SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                     ANNUAL COMPENSATION                COMPENSATION
                ----------------------------------   ------------------
                                         OTHER       RESTRICTED
NAME AND                                 ANNUAL        STOCK     STOCK   ALL OTHER
PRINCIPAL       SALARY    BONUS       COMPENSATION     AWARDS   OPTIONS COMPENSATION
POSITION   YEAR ($) (1)  ($) (2)          ($)         ($) (3)   (#) (4)   ($) (5)
---------  ---- ------- ---------     ------------   ---------- ------- ------------
Greenwald  1996 657,184   725,000       103,548 (6)          0  132,000   350,169
           1995 657,184   725,000        79,006 (6)  1,820,000        0   254,234
           1994 313,300 3,662,521 (7)    16,224      2,300,000  800,000   169,002

Edwardson  1996 454,694   458,750        25,345              0   88,000   198,039
           1995 455,222   455,000         6,962      1,251,250        0   132,704
           1994 216,069 2,156,025 (7)     8,458      2,208,000  520,000    72,353

Oran       1996 310,255   280,755         9,001              0   50,000   138,715
           1995 310,750   270,000        10,145        426,563        0    84,371
           1994 147,865 1,540,000 (7)   312,846 (8)  1,150,000  220,000    61,638

O'Gorman   1996 308,196   275,000        60,746 (9)          0   40,000   124,881
           1995 308,196   256,000        10,984        853,125        0    73,439
           1994 322,916   234,029         7,078              0  120,000    16,452

Hacker     1996 293,600   220,000         9,522              0   46,000    85,530
           1995 293,600   210,000         9,138        682,500        0    60,187

--------
Greenwald= Gerald Greenwald, Chairman and Chief Executive Officer
Edwardson = John A. Edwardson, President and Chief Operating Officer
Oran= Stuart I. Oran, Executive Vice President
O'Gorman= Joseph R. O'Gorman, Executive Vice President
Hacker= Douglas A. Hacker, Senior Vice President and Chief Financial Officer
--------
(1) 1994 salaries for Messrs. Greenwald, Edwardson and Oran reflect a partial year of service.
(2) Messrs. Greenwald and Edwardson received the after-tax value of their entire 1996, 1995 and 1994 bonuses in Common Stock instead of cash. Mr. Hacker received the after-tax value of a portion of his 1996 bonus, and Mr. O'Gorman received the after-tax value of all of his 1994 bonus, in Common Stock instead of cash. The value of these shares is included in the Summary Compensation Table.
(3) The restricted stock granted in 1995 to all officers named in the Summary Compensation Table and in 1994 to Mr. Greenwald vests in five equal annual installments commencing one year from the date of grant; to Mr. Edwardson in 1994 vests in four equal annual installments commencing two years from the date of grant; and to Mr. Oran in 1994 vested 20% on January 15, 1995, and the balance in four equal annual installments commencing one year from the date of grant. The number and aggregate value, respectively, of restricted holdings as of fiscal year-end is: Mr. Greenwald, 111,200 shares, $6,950,000; Mr. Edwardson, 107,200 shares, $6,700,000; Mr. Oran,
    32,000 shares, $2,000,000; Mr. O'Gorman, 24,000 shares, $1,500,000; and
    Mr. Hacker, 19,200 shares, $1,200,000. Officers are entitled to dividends, if any, paid on such shares.
(4) Numbers have been adjusted to reflect the four-for-one Common Stock split in 1996 (the "Stock Split").
(5) Amounts include value of shares of ESOP preferred stock allocated to the officer's account for 1996, 1995 and 1994 as follows, based upon the year-end closing price of the Common Stock multiplied by the number of shares of Common Stock issuable upon conversion of such ESOP preferred stock: Mr. Greenwald, $221,797, $125,246, $18,912; Mr. Edwardson, $145,775, $80,851,
    $13,043; Mr. Oran, $92,303, $38,315, $8,869; Mr. O'Gorman, $91,405,
    $66,426, $8,869; and Mr. Hacker, $81,006, $56,964 (1996 and 1995 only).
    Balance represents compensation attributable to split dollar insurance program premiums.
(6) Amount includes $41,868 in 1996 and $38,498 in 1995 attributable to term life insurance benefits and $15,000 in each such year attributable to automobile benefits.
(7) Includes one-time sign-on compensation consisting of Common Stock and cash and, in the case of Mr. Edwardson, a donation of Common Stock to a charitable foundation at his request in lieu of issuing such shares to him.

(8) Includes a one-time $300,000 payment made in 1995 in consideration of waiving all rights under the Company's normal relocation policy.
(9) Includes $32,373 attributable to club membership fees.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning stock options granted during 1996 by the Company to the named executive officers. The hypothetical present values of stock options granted in 1996 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Common Stock on the date of exercise exceeds the exercise price. The individuals named below will not be able to realize a gain from the stock options granted unless, during the exercise period, the market price of the Common Stock is above the exercise price of the options. SUCH AN INCREASE IN THE MARKET PRICE OF THE COMMON STOCK WOULD ALSO BENEFIT ALL STOCKHOLDERS OF THE CORPORATION.

                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTION/SARS
                          UNDERLYING   GRANTED TO  EXERCISE              HYPOTHETICAL
                         OPTIONS/SARS EMPLOYEES IN OR BASE             PRESENT VALUE AT
                           GRANTED    FISCAL YEAR   PRICE   EXPIRATION  DATE OF GRANT
NAME                     (#000S) (1)      1996      ($/SH)     DATE      ($000S) (2)
----                     ------------ ------------ -------- ---------- ----------------
Gerald Greenwald........     132          10.0      $53.47   4/23/06        2,500
John A. Edwardson.......      88           6.7      $53.47   4/23/06        1,667
Stuart I. Oran..........      50           3.8      $53.47   4/23/06          947
Joseph R. O'Gorman......      40           3.0      $53.47   4/23/06          758
Douglas A. Hacker.......      46           3.5      $53.47   4/23/06          871

--------
(1) Options become exercisable in four equal annual installments commencing April 24, 1997, one year from the date of grant.
(2) To realize hypothetical present values upon the exercise of the options, the market price would have increased from $53.47 to $72.41. The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the monthly closing price of Common Stock over a twenty-two month period (July 1994 through April, 1996), the estimated exercise period of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility--.32, exercise period--4 years, interest rate--6.4%, and dividend yield--0.00%.

  BECAUSE THE STOCK OPTIONS DESCRIBED ABOVE ARE NOT TRANSFERABLE, THE CORPORATION BELIEVES THE GRANT DATE PRESENT VALUES SHOWN ABOVE MAY BE OVERSTATED.

  There is no assurance that the hypothetical present values of stock options presented in the table above represent the actual values of such options, and the hypothetical values shown should not be construed as predictions by the Company as to the future value of the Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTION/SAR VALUES (1)

                                                    NUMBER OF SECURITIES
                           SHARES                  UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                         ACQUIRED ON   VALUE            OPTIONS/SARS             MONEY OPTIONS/SARS
                          EXERCISE    REALIZED        AT FY-END(#000S)            AT FY-END($000S)
NAME                       (#000S)    ($000S)     EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                     -----------  --------    ------------------------- ----------------------------
Gerald Greenwald........     N/A         N/A               560/372                 22,382/10,784
John A. Edwardson.......     N/A         N/A               260/348                 10,392/11,187
Stuart I. Oran..........    66.5 (2)   1,985 (2)          68.5/105                   2,738/2,650
Joseph R. O'Gorman......     120 (3)   3,728 (3)            60/100                   1,959/2,759
Douglas A. Hacker.......     4.4 (4)     162 (4)          95.6/96                    4,103/2,414

--------
(1) Each option granted prior to July 12, 1994 (a "Pre-Closing Option"), is exercisable for two shares of Common Stock and $84.81 in cash (after adjustment for the Stock Split). Value of Pre-Closing Options includes the cash amount deliverable upon exercise.
(2) Shares having an aggregate value of $818,268 were withheld by the Company from the exercise proceeds to cover tax withholding obligations on the value realized upon exercise.
(3) Shares and cash having an aggregate market value of $1,642,342 were withheld by the Company from the exercise proceeds to cover tax withholding obligations on the value realized upon exercise.
(4) Shares and cash having an aggregate market value of $52,715 were withheld by the Company from the exercise proceeds to cover tax withholding obligations on the value realized upon exercise.

                              PENSION PLAN TABLE

                                  YEARS OF PARTICIPATION
   FINAL        -------------------------------------------------------------------------
AVERAGE PAY        15             20             25             30              35
-----------     --------       --------       --------       --------       ----------
$  400,000      $ 96,000       $128,000       $160,000       $192,000       $  224,000
   600,000       144,000        192,000        240,000        288,000          336,000
   800,000       192,000        256,000        320,000        384,000          448,000
 1,000,000       240,000        320,000        400,000        480,000          560,000
 1,200,000       288,000        384,000        480,000        576,000          672,000
 1,400,000       336,000        448,000        560,000        672,000          784,000
 1,600,000       384,000        512,000        640,000        768,000          896,000
 1,800,000       432,000        576,000        720,000        864,000        1,008,000

  The above illustration is based on retirement at age 65 and selection of a straight life annuity (other annuity options are available, which would reduce the amounts shown above). The amount of the normal retirement benefit under the plan is the product of 1.6% times years of credited participation in the plan times final average pay (highest five of last 10 years of covered compensation, with compensation after July 12, 1994, being adjusted to add back the 8.25% salary reduction). The retirement benefit amount is not offset by the participant's social security benefit. Compensation covered by the plan includes salary and amounts shown as annual bonus in the Summary Compensation Table, other than sign-on compensation paid to Messrs. Greenwald, Edwardson and Oran in 1994. Under the qualified plan, years of participation for persons named in the cash compensation table are as follows: Mr. Greenwald--2 years; Mr. Edwardson--2 years; Mr. Oran--2 years; Mr. O'Gorman--24 years and Mr. Hacker--3 years. The amounts shown do not reflect limitations imposed by the Internal Revenue Code on retirement benefits that may be paid under plans qualified under the Internal Revenue Code. United has agreed to provide under non-qualified plans the portion of the retirement benefits earned under the pension plan that would otherwise be subject to Internal Revenue Code limitations.

  The Employment Agreement entitles Mr. Greenwald to an annual pension equal to the greater of the pension that would accrue under the Company plans with credit for 30 years of service or $500,000 per year. This pension is payable at any time elected by Mr. Greenwald following retirement or termination of employment. Mr. Greenwald's retirement benefit will continue to be paid to his spouse at 67% of his benefit level under a joint survivor annuity. Pursuant to the Employment Agreement, a revocable trust has been funded to provide funding for the additional pension obligation for Mr. Greenwald.

  The Company has agreed to supplement Messrs. Edwardson's, Oran's and O'Gorman's benefits under the qualified pension plans by granting them credit for additional years of service--10 years for Mr. Edwardson, 20 years for Mr. Oran and 6 years for Mr. O'Gorman. In addition, the Company has agreed to waive the service requirement for benefit vesting under the qualified pension plan for Messrs. Edwardson and Oran and to impose no decrement to the pension benefit based on age at retirement for Messrs. Edwardson, Oran and O'Gorman.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  Pursuant to his Employment Agreement, Mr. Greenwald is paid a salary of $665,188 per year, giving effect to the 8.25% salaried and management salary reduction in July 1994, and a non-guaranteed target bonus of $725,000 per year, which target bonus will be payable if Mr. Greenwald's performance is "consistent with the applicable Board Committee's objectives and directions" and the Company's performance "does not compel" a lesser bonus. In addition, the applicable Board Committee will take into account (i) airline industry trends and (ii) the Company's financial performance (including cumulative profitability since July 12, 1994) in determining the extent of Mr. Greenwald's bonus. The applicable Board Committee also has the discretion to award a bonus in excess of the target amount. The options and restricted stock received by Mr. Greenwald upon commencement of employment pursuant to the Employment Agreement vest on any termination of Mr. Greenwald's employment other than termination by the Company for cause or a voluntary resignation. The options, to the extent vested, will remain outstanding for 10 years, notwithstanding termination of Mr. Greenwald's employment for any reason, including "cause."

  If Mr. Greenwald's employment is terminated by the Company without "cause" or by him for "good reason," his salary (at the $725,000 pre-reduction rate) and guaranteed $725,000 bonus would continue for 3 years and certain benefits would continue through the end of the Employment Agreement term, at which time Mr. Greenwald would retire. Generally, the Company will not be entitled to a deduction for Federal income tax purposes with respect to the amounts described above to the extent that such amounts exceed $1 million in any year.

  The Company has agreed that, in the event of a termination of employment of Mr. Edwardson by the Company without cause or by Mr. Edwardson with good reason, the Company shall pay to Mr. Edwardson a lump sum equal to the greater of his base salary and bonus paid in the prior 12-month period and the amounts, if any, payable pursuant to standard severance arrangements, if any, then applicable to senior executive officers of the Company. In the event of a termination without cause within five years after commencement of employment, Mr. Oran is entitled to a cash payment equal to his base salary and annual bonus paid in the prior 12-month period, as well as immediate vesting of any of his initial option grants that would have otherwise vested within 12 months after the date of termination.

  Each of Mr. Hacker and Mr. O'Gorman is a party to a Severance Agreement that provides certain benefits if the executive's employment with United is terminated (1) by the Company without "cause" (as defined in the Severance Agreement) or (2) by the executive for "good reason" (as defined in the Severance Agreement) in either case prior to August 31, 1997 (Mr. Hacker), or August 1, 1998 (Mr. O'Gorman). Upon such a termination of employment, the executive officer will be entitled to receive (1) a cash payment equal to three times the sum of (a) the greater of the executive's base salary as in effect on July 12, 1994, or as in effect on the date his employment terminates plus (b) the average of the greater of the bonuses paid to the executive with respect to the three years preceding July 12, 1994, or the bonuses paid to the executive with respect to the three years preceding his termination of employment, (2) continuation of travel privileges (and partial tax reimbursement) on United for the executive and his spouse and other dependents for three years following termination of employment (and for life thereafter if the executive would have qualified for retiree travel privileges had his employment continued during such three-year period), (3) coverage under United's medical and other welfare benefits for a period of three years following the date of termination (and for life thereafter if the executive would have qualified for retiree medical benefits had his employment continued during such three-year period), (4) a lump-sum payment equal to the value of the pension benefits (including any early retirement benefits) that the executive officer would have earned under United's pension plans and arrangements had the executive officer continued to be employed for an additional three years, and (5) a lump-sum payment equal to the amounts that United would have paid on behalf of the executive officer with respect to split-dollar life insurance policies in effect for the executive.

                                PROPOSAL NO. 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, at the recommendation of the Audit Committee, has appointed, subject to approval by the stockholders, the firm of Arthur Andersen LLP as independent public accountants, to examine the financial statements of the Company for the year 1997. It is anticipated that a representative of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions at that time. If the stockholders do not approve the appointment of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 1997.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table shows the number of shares of the Company's voting securities beneficially owned by any person or group known to the Company as of March 24, 1997, to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities.

                                                                                    AMOUNT AND NATURE  PERCENT
  NAME AND ADDRESS                                                                    OF BENEFICIAL      OF
 OF BENEFICIAL OWNER                                   TITLE OF CLASS                   OWNERSHIP       CLASS
-------------------                                    --------------               -----------------  -------
   State Street Bank and Trust Company,  Common Stock                                  30,708,576 (1)   34.5%
    Trustee                              Class P Voting Stock                           2,022,047 (1)    100%
    225 Franklin Street                  Class M ESOP Voting Junior Preferred Stock     1,659,161 (1)    100%
    Boston, MA 02110                     Class S Voting Stock                             741,228 (1)    100%

   AXA Assurances I.A.R.D. Mutuelle      Common Stock                                  12,419,455 (2)   21.1%
   AXA Assurances Vie Mutuelle
    La Grande Arche
    Pardi Nord
    92044 Paris La Defense
    France

   Alpha Assurances I.A.R.D. Mutuelle
   Alpha Assurances Vie Mutuelle
    101-100 Terrasse Boieldieu
    92042 Paris La Defense
    France

   AXA Courtage Assurance Mutuelle
    24, Rue Drouot
    75008 Paris France

   AXA
    23, Avenue Matignon
    75008 Paris France

   The Equitable Companies Incorporated
    787 Seventh Avenue
    New York, New York 10019

                                                            AMOUNT AND NATURE PERCENT
  NAME AND ADDRESS                                            OF BENEFICIAL     OF
 OF BENEFICIAL OWNER                     TITLE OF CLASS         OWNERSHIP      CLASS
-------------------                      --------------     ----------------- -------
Janus Capital Corporation          Common Stock              7,908,770 (3)   13.5%
Thomas H. Bailey
 Janus Twenty Fund
 100 Fillmore Street
 Denver, Colorado 80206-4923

Oppenheimer Group, Inc.            Common Stock              3,247,716 (4)   5.54%
Oppenheimer Capital
 Oppenheimer Tower, World
 Financial Center
 New York, NY 10281

United Airlines Pilots             Class Pilot MEC Stock             1 (5)    100%
 Master Executive Council
 Air Line Pilots Association,
  International
 6400 Shafer Court, Suite 700
 Rosemont, IL 60018

International Association of       Class IAM Stock                   1 (6)    100%
 Machinists and Aerospace Workers
 District #141
 9000 Machinists Place
 Upper Marlboro, MD 20772

Joseph V. Vittoria                 Class SAM Stock                   2 (7)  66.67%
 c/o UAL Corporation
 P.O. Box 66919
 Chicago, IL 60666

William P. Hobgood                 Class SAM Stock                   1 (7)  33.33%
 Senior Vice President-People
 United Airlines
 P.O. Box 66100
 Chicago, IL 60666

Duane D. Fitzgerald                Class I Stock                     1 (8)     25%
 c/o UAL Corporation
 P.O. Box 66919
 Chicago, IL 60666

Richard D. McCormick               Class I Stock                     1 (8)     25%
 U S WEST, Inc.
 7800 E. Orchard Road
 Englewood, CO 80111-2533

John K. Van de Kamp                Class I Stock                     1 (8)     25%
 c/o Dewey Ballantine
 333 S. Hope Street
 Los Angeles, CA 90071-3003

Paul A. Volcker                    Class I Stock                     1 (8)     25%
 599 Lexington Avenue
 40th Floor
 New York, NY 10022

--------
(1) Based on Schedule 13G dated February 10, 1997, in which the reporting person reported that as of December 31, 1996, (i) as trustee under the ESOP (the "ESOP Trustee"), it had shared voting power over 2,022,047 shares of Class P Voting Stock representing 25.4% of the voting power of the Company, 1,659,161 shares of Class M ESOP Voting Junior Preferred Stock ("Class M Voting Stock," and together with the Class P Voting Stock and the Class S Voting Stock, the "Voting Preferred Stocks") representing

   20.4% of the voting power of the Company, and 741,228 shares of Class S Voting Stock representing 9.2% of the voting power of the Company, and shared dispositive power over 6,950,461 shares of Class 1 ESOP Convertible Preferred Stock and 644,510 shares of Class 2 ESOP Convertible Preferred Stock, each convertible into quadruple that number of shares of Common Stock ("Shares"), as well as 1,889 Shares issuable upon conversion of the Voting Preferred Stocks, and (ii) as trustee or discretionary advisor for various collective investment funds and other employee benefit plans and other index accounts, it had sole dispositive power over 326,920 Shares and sole voting power over 281,020 of such Shares. The reporting person disclaims beneficial ownership of all shares reported. Voting power of Voting Preferred Stocks is limited to matters other than the vote for directors.
(2) Based on Schedule 13G dated February 12, 1997 in which AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, AXA and The Equitable Companies Incorporated reported, as of December 31, 1996, sole voting power for 8,068,416 of such Shares, shared voting power for 436,900 of such Shares, sole dispositive power for 12,419,135 such Shares, and shared dispositive power for 320 such Shares. Such amounts include 160,000 Shares issuable upon exercise of options and 320 shares issuable upon conversion of convertible preferred stock.
(3) Based on Schedule 13G dated February 10, 1997, in which, as of December 31, 1996, Janus Capital Corporation and Thomas H. Bailey reported shared voting and dispositive power over all such Shares and Janus Twenty Fund reported shared voting and dispositive power over 4,839,600 of such Shares. Janus Capital Corporation and Thomas H. Bailey disclaim beneficial ownership of all such Shares.
(4) Based on Schedule 13G dated January 17, 1997, in which the reporting persons, on behalf of subsidiary companies and/or certain investment advisory clients or discretionary accounts, reported shared voting and dispositive power for all such Shares. The reporting persons disclaim beneficial ownership of all such Shares.
(5) Share elects one ALPA Director and has one vote on all matters submitted to the holders of Common Stock other than the election of directors.
(6) Share elects one IAM Director and has one vote on all matters submitted to the holders of Common Stock other than the election of directors.
(7) Shares elect one Salaried/Management Employee Director and each share has one vote on all matters submitted to the holders of Common Stock other than the election of directors. Pursuant to a Stockholders Agreement, the holders of Class SAM Stock have agreed to vote their shares in favor of the election of the Salaried/Management Employee Director nominated by the System Roundtable of United salaried and management employees.
(9) Shares elect four Independent Directors and do not vote on other matters except as required by law. Pursuant to a Stockholders Agreement dated as of July 12, 1994, the holders of Class I Stock have agreed to vote their shares in favor of the election of the Independent Directors nominated by the Independent Director Nomination Committee of the Board of Directors of the Company.

  The foregoing information in footnotes (1) through (4) is based on a review, as of March 24, 1997, by the Company of statements filed with the Securities and Exchange Commission under Sections 13(d) and 13(g) of the Exchange Act.

                                 OTHER MATTERS

  The Board of Directors knows of no other proposals to be presented for consideration at the Meeting, but if other matters do properly come before the Meeting, the persons named in the proxy will vote the shares according to their best judgment.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Any stockholder proposal submitted for consideration at the Company's 1998 Annual Meeting of Stockholders must be received by December 1, 1997, by the Secretary of the Company, Francesca M. Maher, UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666 and must otherwise comply with rules promulgated by the Securities and Exchange Commission.

                      VOTING RIGHTS AND PROXY INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company at the Annual Meeting of Stockholders called to be held on Wednesday, May 21, 1997. The Board of Directors has fixed the close of business on March 24, 1997, as the record date (the "Record Date") for determining the holders of capital stock of the Company who are entitled to notice of and to vote at the Meeting. The following chart identifies the number of shares of each class of voting stock of the Company outstanding as of the Record Date, the number of holders of each such class as of the Record Date entitled to vote at the Meeting, the aggregate and per share votes for shares of each class for all matters on which such shares vote, and the class of directors, if any, with respect to which each class of stock is entitled to vote:

                                     AGGREGATE
                         SHARES      NUMBER OF                                 VOTES PER         VOTING
TITLE OF CLASS         OUTSTANDING     VOTES          HOLDERS OF RECORD          SHARE        FOR DIRECTORS
--------------         ----------- ------------- ----------------------------  --------- -----------------------
Common Stock           59,019,407     59,019,407 12,966                             1    Class elects 5
                                                                                         Public Directors
Class P Voting Stock    3,429,238  33,347,932.37 1 (ESOP Trustee)                9.72    --

Class M Voting Stock    2,793,462  26,783,662.75 1 (ESOP Trustee)                9.59    --

Class S Voting Stock    1,250,470  12,003,235.88 1 (ESOP Trustee)                9.60    --

Class Pilot MEC Stock           1              1 1 (ALPA-MEC)                       1    Class elects
                                                                                         1 ALPA Director

Class IAM Stock                 1              1 1 (IAM)                            1    Class elects
                                                                                         1 IAM Director

Class SAM Stock                 3              3 2 (SAM Director and                1    Class elects
                                                 Senior Vice President-People)           1 SAM Director

Class I Stock                   4              4 4 (Independent Directors)          1    Class elects
                                                                                         4 Independent Directors

  The Voting Preferred Stocks held by a trust established under a tax-qualified employee stock ownership plan (the "Qualified ESOP") that have been allocated to individual participants in the ESOP will be voted by participants, as named fiduciaries under the Employee Retirement Income Security Act of 1974, as amended, on a confidential pass-through basis. The ESOP Trustee generally is obligated to vote as instructed by the participants to whom the Voting Preferred Stock has been allocated, and the outstanding shares command the entire voting power of each class of Voting Preferred Stock. The Class P Voting Stock allocated to former employees who were members of ALPA will be voted by the ESOP Trustee. The ESOP Trustee will (except as may be required by law) vote the unallocated or otherwise unvoted shares in the Qualified ESOP in proportions directed by participants who give instructions to the ESOP Trustee with respect to such shares; each participant who is an employee has the right to give such directions to the ESOP Trustee in the proportion that the participant's allocated shares bears to the allocated shares of all participants giving such directions. Shares held by the ESOP Trustee under a non-qualified employee stock ownership plan (the "Supplemental ESOP") will be voted as instructed by the administrative committee appointed under the Supplemental ESOP. The Supplemental ESOP provides that the administrative committee will consider the views of participants concerning the vote, but is not required to take any particular action in response to those views.

  The holders of Common Stock, the Voting Preferred Stocks, the Class Pilot MEC Stock, the Class IAM Stock and the Class SAM Stock will vote together as a single class on all items of business at the Meeting except the election of directors. The presence in person or by proxy of the holders of a majority of the total voting power of the shares of all such classes outstanding at the Record Date is necessary to constitute a quorum at the Meeting for all items of business other than the election of directors. The Class I Stock does not vote on any matter other than the election of the Independent Directors.

  The presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares entitled to vote on the election of a particular class of director(s) is necessary to constitute a quorum at the Meeting for the election of director(s) of such class.

  Under the Delaware General Corporation Law and the Charter, (i) the affirmative vote of the holders of the shares of capital stock present in person or represented by proxy at the Meeting representing a plurality of the votes cast on the matter will be required to elect each of the directors to be elected by the applicable class of capital stock, and (ii) the affirmative vote of the holders of the shares of capital stock representing a majority of the votes present in person or represented by proxy at the Meeting and entitled to be cast on the matter will be required to approve the appointment of Arthur Andersen LLP.

  If the enclosed proxy is properly returned by dating, executing, and mailing, or the proxy is voted properly by using the telephone procedures specified, the proxy will be voted at the Meeting in accordance with the instructions indicated by such proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS OF THE CLASS, IF ANY, ON WHICH THE SHARES REPRESENTED BY THE PROXY ARE ENTITLED TO VOTE AND FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP. The Board of Directors of the Company does not know of any matters, other than as described in this Notice of Annual Meeting and Proxy Statement, that are to come before the Meeting. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the Meeting for action, including without limitation any proposal to adjourn the Meeting or concerning the conduct of the Meeting.

  Abstentions will have the effect of a vote against the ratification of the appointment of Arthur Andersen and any other matters presented for a vote of the stockholders (other than the election of directors). As to abstentions, the shares of capital stock are considered present at the Meeting. The abstentions are not, however, affirmative votes for the matters presented for a vote and, therefore, they will have the same effect as votes against any matter presented for a vote of the stockholder other than the election of directors, as to which they will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome of the vote on any of the matters presented for a vote of stockholders at the Meeting and will not be counted for purposes of establishing a quorum.

  If a quorum is not present at the time the Meeting is convened for any particular purpose, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Meeting with a vote of the stockholders then present. The persons named in the enclosed form of proxy may vote any shares of capital stock for which they have voting authority in favor of such an adjournment.

  Any proxy may be revoked by the person giving it at any time before it is voted, and such right is not limited by or subject to compliance with any specified formal procedure. A proxy may be revoked by a later proxy delivered using the telephone voting procedures or by mail to the Secretary of the Company. A proxy may also be revoked by written notice of revocation mailed to the Secretary of the Company. Attendance at the Meeting will not automatically revoke a proxy, but a holder of Common Stock in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

  Special voting rules will apply if you are an ESOP participant holding Voting Preferred Stock through the ESOP Trustee. Telephone, as well as mail, procedures are available with respect to these shares. Please consult the accompanying materials for information concerning the voting of these shares.

                                    GENERAL

  A copy of the Company's Annual Report for the year ended December 31, 1996, has been mailed to each stockholder on or about March 31, 1997. The audited financial statements of the Company, along with certain other financial information, are included in the Appendix to this Notice of Meeting and Proxy Statement.

Additional copies of the Annual Report and this Notice of Annual Meeting and Proxy Statement, including the Appendix, and accompanying proxy may be obtained from Georgeson & Company, Inc., Wall Street Plaza, New York, New York 10005 or from the Secretary of the Company. A COPY OF THE COMPANY'S FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO FRANCESCA M. MAHER, SECRETARY, UAL CORPORATION, P.O. BOX 66919, CHICAGO, ILLINOIS 60666.

  Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Common Stock and Voting Preferred Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable expenses. To assure the presence in person or by proxy of the largest number of stockholders possible, the Company has engaged Georgeson & Co. to solicit proxies on behalf of the Company. The Company has agreed to pay such firm a proxy solicitation fee not to exceed $10,000 and to reimburse such firm for its reasonable out-of-pocket expenses.

  STOCKHOLDERS WHO PLAN TO ATTEND THE MEETING MUST DETACH THE ADMISSION CARD ATTACHED TO THE PROXY OR VOTING DIRECTION CARD BEFORE MAILING AND BRING THE ADMISSION CARD TO THE MEETING.

           YOUR VOTE IS IMPORTANT!--SEE THE ENCLOSED PROXY CARD FOR
                   PROCEDURES TO VOTE BY TELEPHONE OR MAIL.

                                    APPENDIX

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

      CONSOLIDATED FINANCIAL STATEMENTS AND RELATED FINANCIAL INFORMATION

                                     INDEX

                                                                          PAGE
                                                                          ----
Selected Financial Data..................................................  A-2
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  A-3
Report of Independent Public Accountants................................. A-12
Statements of Consolidated Operations.................................... A-13
Statements of Consolidated Financial Position............................ A-14
Statements of Consolidated Cash Flows.................................... A-16
Statements of Consolidated Shareholders' Equity.......................... A-17
Notes to Consolidated Financial Statements............................... A-18

                            SELECTED FINANCIAL DATA


                                            YEAR ENDED DECEMBER 31
                                    -------------------------------------------
                                     1996     1995     1994     1993     1992
                                    -------  -------  -------  -------  -------
                                        (IN MILLIONS, EXCEPT PER SHARE)
Operating revenues................  $16,362  $14,943  $13,950  $13,325  $11,853
Earnings (loss) before
 extraordinary item and cumulative
 effect of accounting changes.....      600      378       77      (31)    (417)
Extraordinary loss on early
 extinguishment of debt, net of
 tax..............................      (67)     (29)     --       (19)     --
Cumulative effect of accounting
 changes, net of tax..............      --       --       (26)     --      (540)
Net earnings (loss)...............      533      349       51      (50)    (957)
Per share amounts, fully diluted:
  Earnings (loss) before
   extraordinary item and
   cumulative effect of accounting
   changes........................     5.82     5.18     0.19    (0.66)   (4.34)
  Extraordinary loss on early
   extinguishment of debt.........    (0.78)   (0.40)     --     (0.19)     --
  Cumulative effect of accounting
   changes........................      --       --     (0.34)     --     (5.60)
  Net earnings (loss).............     5.04     4.78    (0.15)   (0.85)   (9.94)
Total assets at year-end..........   12,677   11,641   11,764   12,840   12,257
Long-term debt and capital lease
 obligations, including current
 portion, and redeemable preferred
 stock............................    3,385    4,102    4,077    3,735    3,783

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   This section contains forward-looking statements which are identified with an asterisk (*). Factors that could significantly impact the expected results implied in the forward-looking statements are listed in the last paragraph of the section, "Outlook for 1997."


  On July 12, 1994, the shareholders of UAL Corporation ("UAL") approved a plan of recapitalization that provides an approximately 55% equity and voting interest in UAL to certain employees of United Air Lines, Inc. ("United") in exchange for wage concessions and work-rule changes. The employees' equity interest is being allocated to individual employee accounts through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as part of the recapitalization. Since the ESOP shares are being allocated over time, the current ownership interest held by employees is substantially less than 55%. The entire ESOP voting interest is currently exercisable, which generally will be voted by the ESOP trustee at the direction of, and on behalf of, the employees participating in the ESOPs.

LIQUIDITY AND CAPITAL RESOURCES

 LIQUIDITY--

  UAL's total of cash and cash equivalents and short-term investments was $697 million at December 31, 1996, compared to $1.143 billion at December 31, 1995. Operating activities during the year generated $2.453 billion. Cash was used primarily to repay long-term debt and to fund net additions to property and equipment. In addition to the early extinguishment of $641 million in principal amount of various debt securities, UAL made mandatory repayments of long-term debt totaling $150 million and payments under capital lease obligations of $112 million during the year. Financing activities also included payments of $324 million for conversions of all of UAL's outstanding 6 3/8% convertible debentures, $84 million for repurchases of UAL's Series B preferred stock and deposits of an equivalent $110 million in Japanese yen with certain banks in connection with the financing of certain capital lease transactions.

  In 1996, United took delivery of seven A320, eight B777, four B757 and two B747 aircraft. Thirteen of these aircraft were purchased, three were acquired under operating leases and five were acquired under capital leases. Property additions, including aircraft, aircraft spare parts, facilities and ground equipment, amounted to $1.538 billion, while property dispositions resulted in proceeds of $55 million.

  Included in cash and cash equivalents at December 31, 1996 were $30 million of securities held by third parties under securities lending agreements, as well as collateral in the amount of 102% of the value of the securities lent. United is obligated to reacquire the securities from the borrower at the end of the contract.

  As of December 31, 1996, UAL had a working capital deficit of $2.321 billion as compared to $1.390 billion at December 31, 1995. Historically, UAL has operated with a working capital deficit and, as in the past, UAL expects to meet all of its obligations as they become due. In addition, UAL may from time to time repurchase on the open market, in privately negotiated purchases or otherwise, debentures or preferred stock as part of its efforts to reduce its obligations and improve its balance sheet.

  United has an agreement with a syndicate of banks for a $750 million revolving credit facility expiring in 2002. Interest on drawn amounts under the facility is calculated at floating rates based on the London interbank offered rate ("LIBOR") plus a margin which is subject to adjustment based on certain changes in the credit ratings of United's long-term senior unsecured debt. Among other restrictions, the credit facility contains a covenant which restricts United's ability to grant liens on or otherwise encumber certain identified assets with a market value of approximately $1.1 billion.

  During the second quarter, United reduced the maximum available borrowings under a separate short-term borrowing facility from $270 million to $227 million. This agreement has been extended through February 1998.

  Prior Years. Operating activities in 1995 generated cash flows of $1.624 billion. Cash was used primarily to repay long-term debt, reacquire preferred stock, reduce short-term borrowings and fund net additions to property and equipment. In addition to the early extinguishment of $750 million in principal amount of various debt securities, UAL made mandatory repayments of long-term debt totaling $102 million. Payments under capital lease obligations amounted to $80 million during the year and short-term borrowings were reduced by $269 million. In addition, UAL spent $131 million to repurchase Series B preferred stock to be held in treasury. Property additions, including the acquisition of 39 previously leased aircraft, amounted to $1.111 billion. Property dispositions resulted in proceeds of $578 million.

  Operating activities in 1994 generated cash flows of $1.334 billion, which was offset by the distribution of $2.1 billion to holders of old UAL common stock under the recapitalization. This distribution was partially funded by net proceeds of $735 million on the issuance of debentures and $400 million on the issuance of Series B preferred stock. Subsequent to issuance, UAL spent $87 million to repurchase Series B preferred stock to be held in treasury. Other financing activities included principal payments under debt and capital lease obligations of $305 million and $87 million, respectively, and a $46 million reduction of short-term borrowings. Property additions, including the acquisition of two B747 aircraft and aircraft spare parts, amounted to $636 million. Property dispositions resulted in proceeds of $432 million.

 CAPITAL COMMITMENTS--

  At December 31, 1996, commitments for the purchase of property and equipment, principally aircraft, approximated $6.9 billion, after deducting advance payments. An estimated $2.9 billion is due to be spent in 1997, $1.9 billion in 1998, $1.0 billion in 1999 and $1.1 billion in 2000 and thereafter. The above amounts reflect firm orders for 21 B747, 6 B757, 20 B777, 14 A320 and 24 A319 aircraft to be delivered through 2002. However, these amounts do not include a recent order for an additional three A320 and four A319 aircraft. Under the Company's current fleet plan, the above aircraft will principally be used to replace older aircraft which will be retired. As a result, the Company expects only modest growth in its passenger fleet through 2002.

  During the third quarter, United renegotiated its financing arrangements with Airbus Industrie and International Aero Engines for the acquisition of A320-200 aircraft. In connection therewith, United relinquished its right to return such aircraft upon eleven months' notice. As a result, the Company's capital commitments include the 14 A320s still to be delivered through 1998, and the Company's future minimum lease payment disclosures now include the A320s already delivered under operating lease. This increase in future minimum lease payments of approximately $1.9 billion has no impact on the reported monthly rent expense for these aircraft.

  Consistent with UAL's strategic plan and the Company's focus on attracting more high yield passengers, the Board of Directors has authorized an investment of approximately $400 million in United's onboard product, including new aircraft seats and other cabin improvements. This amount, which is expected to be spent during the next three years, is not reflected in the above commitments.

  In connection with the construction of the Indianapolis Maintenance Center, United agreed to spend an aggregate $800 million on capital investments by the year 2001 and employ at least 7,500 individuals by the year 2004. In the event such targets are not reached, United may be required to make certain payments to the city of Indianapolis and state of Indiana.

 CAPITAL RESOURCES--

  Funds necessary to finance aircraft acquisitions are expected to be obtained from internally generated funds, irrevocable external financing arrangements or other external sources.

  At December 31, 1996, up to $631 million of securities could be issued under an effective shelf registration statement UAL and United have on file with the Securities and Exchange Commission. Securities that can be issued under the shelf include secured and unsecured debt, equipment trust and pass through certificates, equity or a combination thereof. UAL's ability to issue equity securities is limited by its restated certificate of incorporation.

  At December 31, 1996, United's senior unsecured debt was rated BB by Standard and Poor's ("S & P") and Baa3 by Moody's Investors Service Inc. ("Moody's"). UAL's Series B preferred stock and redeemable preferred securities were rated B+ by S & P and Ba3 by Moody's. In November 1996, S & P revised its ratings outlook for both UAL and United's securities from stable to positive.

  In April 1996, the stockholders of UAL Corporation approved an increase in the number of authorized shares of common stock from 100 million to 200 million shares, in connection with a four-for-one split of the corporation's common stock in the form of a 300% stock dividend effective at the close of business on May 6, 1996. All share and per share data have been restated to give effect to this stock split.

RESULTS OF OPERATIONS

  The results of operations in the airline business historically fluctuate in response to general economic conditions. This is because small fluctuations in yield (passenger revenue per revenue passenger mile) and cost per available seat mile can have a significant effect on operating results. UAL anticipates industrywide fare levels, capacity growth, low-cost competition, general economic conditions, labor and fuel costs, taxes, U.S. and international governmental policies and other factors will continue to affect its operating results.

  The July 1994 employee investment transaction and recapitalization resulted in non-cash compensation charges for stock periodically committed to be released to employees during the term of the ESOPs. The amount of the non-cash compensation expense in the future cannot be predicted, because it is based on the future market value of UAL's common stock. Further, it is anticipated that tax provisions (credits) in future periods could be impacted by permanent differences between tax deductions and book expenses related to the ESOPs.

 SUMMARY OF RESULTS--

  UAL's earnings from operations were $1.123 billion in 1996, compared to operating earnings of $829 million in 1995. UAL's net earnings in 1996 were $533 million ($5.16 per share, primary; $5.04 per share, fully diluted), compared to net earnings of $349 million in 1995 ($5.00 per share, primary; $4.78 per share, fully diluted). These earnings include extraordinary losses of $67 million and $29 million, after tax, on early extinguishment of debt, in 1996 and 1995, respectively.

  The per share amounts for 1996 and 1995 include the effects on equity of repurchases of Series B preferred stock and, for 1996, include the effects on equity of the exchange of mandatorily redeemable preferred securities for Series B preferred stock. For 1995, the per share amounts also include the effects on equity of the exchange of convertible debentures for Series A convertible preferred stock. These transactions had no effect on earnings; however, the effects on equity are included as an adjustment to earnings attributable to common shareholders in the computation of earnings per share. Excluding the preferred stock transactions, UAL's 1996 earnings per share were $6.55, primary, and $6.39, fully diluted; 1995 earnings per share were $5.14, primary, and $4.90, fully diluted.

  Management believes that a more complete understanding of UAL's results can be gained by viewing them on a pro forma, "fully distributed" basis. This approach considers all ESOP shares which will ultimately be distributed to employees throughout the ESOP period (rather than just the shares committed to be released) to be immediately outstanding and thus fully distributed. Consistent with this method, the ESOP compensation expense is excluded from fully distributed net earnings, and ESOP convertible preferred stock dividends are not deducted from earnings attributable to common stockholders. A comparison of results reported on a fully distributed basis to results reported under generally accepted accounting principles ("GAAP") is as follows:

                              DECEMBER 31, 1996           DECEMBER 31, 1995
                         --------------------------- ---------------------------
                              GAAP          FULLY         GAAP          FULLY
                         (FULLY DILUTED) DISTRIBUTED (FULLY DILUTED) DISTRIBUTED
                         --------------- ----------- --------------- -----------
Net Income..............     $  533        $  960        $  349        $  662
                             ------        ------        ------        ------
Per Share:
  Earnings before
   extraordinary loss...     $ 5.82        $ 7.32        $ 5.18        $ 5.35
  Extraordinary loss,
   net of tax...........      (0.78)        (0.51)        (0.40)        (0.22)
                             ------        ------        ------        ------
                             $ 5.04        $ 6.81        $ 4.78        $ 5.13
                             ======        ======        ======        ======

 1996 COMPARED WITH 1995--

  Operating Revenues. Operating revenues increased $1.419 billion (10%). United's revenue per available seat mile increased 7% to 10.02 cents. Passenger revenues increased $1.238 billion (9%) due to a 4% increase in United's revenue passenger miles and a 5% increase in yield to 12.35 cents. The following analysis by market is based on information reported to the U.S. Department of Transportation ("DOT"):

  Yield increases in the domestic (7%), Atlantic (7%) and Latin American (4%) markets were partially offset by a 4% decrease in Pacific yield. Domestic yield increased as a result of a larger proportion of high yield business traffic and fare levels influenced by the expiration of the Federal passenger excise tax from January through August. (See "Outlook for 1997"). A weaker Japanese yen versus the dollar had a significant negative impact on 1996 Pacific yield. (See "Foreign Operations"). Both domestic and international revenue passenger miles increased by 4%. Available seat miles increased 3% for the system, reflecting increases of 4% in the Pacific and Latin American and 3% in domestic markets. Atlantic available seat miles remained unchanged. As a result, system passenger load factor increased 1.2 points to 71.7%.

  Cargo revenues increased $16 million (2%). Freight ton miles increased 6% and mail ton miles increased 5%. A 6% lower freight yield was only partially offset by a 3% higher mail yield for an overall decrease in cargo yield of 3%.

  Other operating revenues increased $165 million (17%) due to increases in frequent flyer program partner related revenues, contract maintenance and fuel sales to third parties.

  Operating Expenses. Operating expenses increased $1.125 billion (8%). United's cost per available seat mile increased 5% from 8.87 cents to 9.32 cents. ESOP compensation expense increased $181 million (36%), reflecting a higher average common stock price in 1996. Aircraft fuel increased $402 million (24%) due to a 2% increase in consumption and a 21% increase in the average price per gallon of fuel from 59.5 cents to 72.2 cents. Without the increases in ESOP compensation expense and aircraft fuel, United's cost per available seat mile would have increased 2%. Salaries and related costs increased $193 million (4%) due principally to increased staffing in certain customer-oriented positions. Other expenses increased $166 million (9%) due principally to costs associated with sales to third parties of fuel, contract maintenance and other work. Purchased services increased $125 million (12%) due principally to volume-related increases in computer reservations fees, credit card discounts and communication charges. Aircraft maintenance increased $42 million (10%) due to increased purchased maintenance, as well as the timing of maintenance cycles. Depreciation and amortization increased $35 million (5%) due principally to a $30 million charge to reduce the carrying value of aircraft seats that will be replaced under a plan to improve the Company's onboard product. Commissions were flat year over year despite an increase in commissionable revenues due to lower average commission rates. These lower rates were partially attributable to the full year effects of a new travel agent commission plan introduced in 1995. Aircraft rent decreased $57 million (6%) due to the acquisition of 39 aircraft off-lease in the second half of 1995.

  Other Income and Expense. Other expense amounted to $153 million in 1996 compared to $208 million in 1995. Interest capitalized, primarily on aircraft advance payments, increased $35 million (83%). Interest expense decreased $104 million (26%) due to the prepayment of long-term debt in 1995 and 1996 and the conversion of convertible debentures in the second quarter of 1996. Interest income decreased $41 million (42%) due to lower investment balances. Equity in earnings of affiliates increased $16 million (33%) due to higher earnings from the Galileo International Partnership resulting from increased booking revenues. Included in other expense for 1996 is a $20 million charge for the settlement of litigation related to the travel agency commission cap implemented by the Company in 1995. In addition, 1995 included a $41 million pre-tax gain on disposition of aircraft owned by Air Wisconsin, Inc., a subsidiary of UAL.

 1995 COMPARED WITH 1994--

  Operating Revenues. Operating revenues increased $993 million (7%). United's revenue per available seat mile increased 3% to 9.39 cents. Passenger revenues increased $932 million (8%) due primarily to a 3% increase in United's revenue passenger miles and a 4% increase in yield to 11.79 cents. The following analysis by market is based on information reported to the DOT:

  Yield increases in the domestic (4%), Pacific (5%) and Atlantic (9%) markets were offset by a 5% decrease in Latin America yield. Both domestic and international revenue passenger miles increased by 3%. Available seat miles increased 4% systemwide, as increases of 8% and 4% on Pacific and domestic routes, respectively, were partially offset by a decrease of 3% in the Atlantic. As a result, United's system passenger load factor decreased 0.7 points to 70.5%.

  Cargo revenues increased $72 million (11%). Freight ton miles increased 6% and mail ton miles increased 19%. A 3% higher freight yield was offset by a lower mail yield for an overall increase in cargo yield of 2%. Other operating revenues include a $43 million (30%) increase in Mileage Plus partner related revenues, offset by a $50 million (24%) decrease in fuel sales to third parties.

  Operating Expenses. Operating expenses increased $685 million (5%). United's cost per available seat mile also increased 1% from 8.79 cents to 8.87 cents, which includes the non-cash ESOP compensation expense. Without this expense, United's cost per available seat mile would have been 8.55 cents versus 8.64 cents in 1994. ESOP compensation expense increased $322 million, reflecting a higher average common stock price in 1995 combined with a shorter expense period in 1994, as the recapitalization took place on July 12, 1994. Landing fees and other rent increased $181 million (29%) due to increased facilities rent, primarily due to new facilities at Denver, and increased landing fees as the number of systemwide departures increased 7%. Aircraft rent increased $76 million (8%) as a result of new A320 and B777 aircraft on operating leases. Purchased services increased $115 million (12%) due principally to volume-related increases in computer reservations fees and credit card discounts. An increase of $95 million (6%) in aircraft fuel reflects a capacity related increase in United's consumption of 5% and an increase in United's average price per gallon to 59.5 cents from 58.8 cents. The increase in average price per gallon reflected a charge of approximately $20 million resulting from the new federal fuel tax that took effect October 1, 1995. Commissions increased $45 million (3%) due principally to increased commissionable revenues partially offset by the effects of a new travel agents commission payment plan.

  Salaries and related costs decreased $153 million (3%) primarily due to the full-year effect of savings resulting from wage and benefit reductions for employees participating in the ESOPs and to $48 million of one-time ESOP related costs recorded in 1994, partially offset by higher average wage rates for other employee groups and increased staffing in certain customer-oriented positions. Other operating expenses decreased $82 million (7%) due mainly to lower fuel sales.

  Other Income and Expense. Other expense amounted to $208 million in 1995 compared to $350 million in 1994. Interest expense increased $27 million (7%) due to the issuance of $600 million principal amount of 6 3/8% convertible subordinated debentures in exchange for Series A preferred stock. Interest income increased $13 million (15%) due to higher average interest rates earned on investments. Equity in earnings of affiliates increased $28 million as a result of increased earnings at Galileo. Included in "Miscellaneous, net" in 1995 were foreign exchange losses of $20 million, a $60 million gain on property dispositions and a $23 million charge for minority interests in Apollo Travel Services Partnership ("ATS"). "Miscellaneous, net" in 1994 included charges of $121 million for fees and costs incurred in connection with the recapitalization, a $22 million charge for minority interests in ATS and foreign exchange gains of $15 million.

  Income Tax Provision. The income tax provision for 1994 was significantly impacted by the nondeductibility of certain recapitalization costs.

OTHER INFORMATION

 LABOR AGREEMENTS AND WAGE ADJUSTMENTS--

  The 1994 recapitalization resulted in new labor agreements for certain employee groups and a new corporate governance structure, which was designed to achieve balance between the various employee-owner groups and public shareholders. The new labor agreements and governance structure could inhibit management's ability to alter strategy in a volatile, competitive industry by restricting certain operating and financing activities, including the sale of assets and the issuance of equity securities and the ability to furlough employees. UAL's ability to react to competition may be hampered further by the fixed long-term nature of these various agreements. The labor agreements with employees represented by the Air Line Pilots Association, International ("ALPA") and the International Association of Machinists and Aerospace Workers ("IAM") become amendable in the year 2000, the end of the ESOP period.

  The various agreements supporting the July 1994 recapitalization provide that employees represented by ALPA and the IAM, and non-union United States salaried and management employees ("SAM Employees") may receive mid-term wage increases beginning in 1997. The Company recently announced that it had reached tentative agreements with both the ALPA and the IAM concerning mid-term wage adjustments. Included in the agreements are a 5% increase for each union group in July 1997 and a second 5% increase in July 1998. Further, the agreement with ALPA calls for a corresponding 5% increase in both 1997 and 1998 to "book rates" (book rates are used to compute certain other employee benefits), and the agreement with the IAM also provides for lump sum payments for all IAM employees and increases in hourly license premium and skill pay for mechanics. Although not finalized, management has indicated it expects the SAM Employees to receive an increase patterned after the IAM tentative agreement. Assuming such an increase for SAM Employees, the cost to the Company in 1997 for all of these wage and benefit adjustments will be approximately $120 million. These costs are included in the Company's outlook for 1997 (See "Outlook for 1997").

  In early 1997, management articulated a broader plan for addressing employee compensation at the end of the ESOP period, known as Vision 2000. The goal of Vision 2000 is to put employee compensation costs (including the effects of base pay, benefits and work rules) on a competitive level with peer group compensation elsewhere in the industry at the conclusion of the ESOP period, and the establishment of a universal variable pay plan so that all employees can benefit when the Company prospers.* Within this framework the Company agreed to further changes in wages and benefits as part of the tentative agreements reached with ALPA and the IAM. These agreements also provide for restoration of wage rates for the two groups to levels that existed prior to the recapitalization in July 1994, as well as restoration of the Company's contribution to the pilots defined contribution plan from its current rate of 1% to its pre-ESOP rate of 9%. The restoration of these wages and benefits would become effective at the conclusion of the ESOP period. The ultimate cost to the Company of Vision 2000, particularly given that peer group compensation is subject to change between now and the year 2000, is not determinable, however these costs are expected to be competitive within the industry.

  The tentative agreements reached with ALPA and the IAM are subject to ratification by both groups of employees. Employees covered under IAM's "all other agreement" had previously agreed to a mid-term wage adjustment calling for wage increases of 3% in each of 1997 and 1998 and 2% in each of 1999 and 2000 with eligibility for lump-sum profit sharing payments in 1998 and 1999 of up to 2%, depending on the Company's performance in 1997 and 1998, respectively. This group will have an opportunity to ratify the provisions of the new agreement as a substitute for their current negotiated arrangement.

  United's contract with the Association of Flight Attendants ("AFA") became amendable March 1, 1996. On April 9, 1996, United announced that the flight attendants had rejected a previously announced tentative agreement. United and the AFA are involved in traditional negotiations under the Railway Labor Act, which historically have taken several years to complete. While negotiations continue, the terms of United's current flight attendant agreement will remain in effect.

 FOREIGN OPERATIONS--

  United generates revenues and incurs expenses in numerous foreign currencies. These expenses include aircraft leases, commissions, catering, personnel costs, reservation and ticket office services, customer service expenses and aircraft maintenance. Changes in foreign currency exchange rates impact operating income through changes in foreign currency-denominated operating revenues and expenses. Despite the adverse (favorable) effects a strengthening (weakening) foreign currency will have on U.S. originating traffic, a strengthening (weakening) of foreign currencies tends to increase (decrease) reported revenue and operating income because United's foreign currency-denominated operating revenue generally exceeds its foreign currency-denominated operating expense for each currency. United's biggest net exposures are typically for Japanese yen, Hong Kong dollars and Australian dollars. During 1996, yen-denominated operating revenue net of yen-denominated operating expense was approximately 61 billion yen (approximately $560 million), Hong Kong dollar-denominated operating revenue net of Hong Kong dollar-denominated operating expense was approximately 1,727 million Hong Kong dollars (approximately $223 million) and Australian dollar-denominated operating revenue net of Australian dollar-denominated operating expense was approximately 193 million Australian dollars (approximately $152 million).

  Other non-operating income (expense) is also affected by transaction gains and losses resulting from exchange rate fluctuations. The foreign exchange gains and losses recorded by United result from the impact of exchange rate changes on translation of foreign currency-denominated assets and liabilities. To the extent that yen-denominated liability balances are predictable, United currently attempts to minimize transaction gains and losses by investing in yen-denominated time deposits or entering into yen forwards to offset the impact of rate changes. (See "Risk Management"). In addition, United has entered into foreign currency swap and forward contracts to reduce exposure to currency fluctuations in connection with other long-term yen-denominated obligations.

  United's foreign operations involve insignificant amounts of physical assets; however, there are sizable intangible assets related to acquisitions of foreign route authorities. Operating authorities in international markets are governed by bilateral aviation agreements between the United States and foreign countries. Changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could adversely impact the value of United's international route authority. Significant changes in such policies could also have a material impact on UAL's operating revenues and results of operations.

 RISK MANAGEMENT--

  United mitigates its exposure to fluctuations in any single foreign currency by carrying passengers and cargo in both directions between the U.S. and almost every major economic region in the world. Also, United reduces its exposure to transaction gains and losses by converting excess local currencies generated to U.S. dollars. Further, the Company has attempted to minimize some of its exposure to jet fuel price changes by utilizing fixed price contracts with suppliers for up to 10% of its annual consumption needs. With the exception of these efforts, historically the Company has done little to actively manage the impact of these risks on expected future cash flows from operations.

  In 1997, United intends to become more active in hedging its risks related to foreign currency fluctuations and movements in jet fuel prices through the use of various derivative financial instruments including, but not limited to, options, forwards, swaps and futures contracts. The Company's Risk Tolerance Committee, a group of senior officers of the Company, is responsible for setting acceptable levels of risk and reviewing risk management activities, subject to oversight by the Board of Director's Audit Committee. United's goal is not to speculate in these areas, but rather to make its financial results more stable and predictable.

 DEFERRED TAX ASSETS--

  UAL's consolidated balance sheet at December 31, 1996 includes a net deferred tax asset of $359 million, compared to $474 million at December 31, 1995. The net deferred tax asset is composed of approximately $1.928 billion of deferred tax assets and $1.569 billion of deferred tax liabilities. The deferred tax assets include, among other things, $644 million related to obligations for postretirement and other employee benefits, $428 million related to gains on sales and leasebacks, $231 million related to alternative minimum tax ("AMT") credit carryforwards and $11 million of federal and state net operating loss ("NOL") carryforwards. The AMT credit carryforwards do not expire; the federal NOL carryforwards will expire in 2007 if not utilized prior to that time.

  Management believes that a majority of the deferred tax assets will be realized through reversals of existing deferred tax liabilities with similar reversal patterns and the balance will be realized as a result of generating future taxable income.

  UAL's ability to generate sufficient amounts of taxable income from future operations is dependent upon numerous factors, including general economic conditions, inflation, fuel costs, the state of the industry and other factors beyond management's control. There can be no assurances that UAL will meet its expectation of future taxable income. However, based on the extended period over which postretirement benefits will be recognized, and the indefinite carryforward period for AMT credits, management believes it is more likely than not that future taxable income will be sufficient to utilize the deferred tax assets at December 31, 1996.

 SAFETY AND SECURITY MEASURES--

  During 1996, President Clinton formed a special commission to review aviation safety and airport security. In February 1997, the commission issued its final report calling for increased safety and security measures and improvements in the air traffic control infrastructure. Although the extent of specific programs and their related implementation schedules are still not clear, further increases in government-mandated security measures may have an adverse affect on the Company's results of operations and financial condition depending upon such factors as the ability of United to pass through any new Federal taxes, surcharges or additional operating expenses to customers. Any effective increase in the cost of air transportation may dampen passenger and cargo traffic levels and have a dilutive effect on yield.

 AIRPORT RENTS AND LANDING FEES--

  United is charged facility rental and landing fees at every airport at which it operates. In recent years, many airports have increased or sought to increase rates charged to airlines as a means of compensating for increasing demands upon airport revenues. Airlines have challenged certain of these increases through litigation and in some cases have not been successful. The Federal Aviation Administration ("FAA") and the DOT have instituted an administrative hearing process to judge whether rate increases are legal and valid. However, to the extent the limitations on such charges are relaxed or the ability of airlines to challenge such charges is restricted, the rates charged by airports may increase substantially. Management cannot predict the magnitude of any such increase.

 ENVIRONMENTAL AND LEGAL CONTINGENCIES--

  United has been named as a Potentially Responsible Party at certain Environmental Protection Agency ("EPA") cleanup sites which have been designated as Superfund Sites. United's alleged proportionate contributions at the sites are minimal; however, at sites where the EPA has commenced litigation, potential liability is joint and several. Additionally, United has participated and is participating in remediation actions at certain other sites, primarily airports. The estimated cost of these actions is accrued when it is determined that it is probable that United is liable. Such accruals have not been material. Environmental regulations and remediation processes are subject to future change, and determining the actual cost of remediation will require further investigation and remediation experience. Therefore, the ultimate cost cannot be determined at this time. However, while such cost may vary from United's current estimate, United believes the difference between its accrued reserve and the ultimate liability will not be material.

  UAL has certain other contingencies resulting from this and other litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of such contingencies and prior experience, that the ultimate disposition of these contingencies is not likely to materially affect UAL's financial condition, operating results or liquidity.*

 OUTLOOK FOR 1997--

  Real Gross Domestic Product in the U.S. is expected to continue to grow moderately at a rate of 2.0% to 2.5%. U.S. domestic airline industry capacity growth is expected to grow 2% to 3% in 1997, a slight decrease from its 1996 growth rate. The growth rate of small, low-cost carriers is expected to be lower in 1997 than 1996.

  The Company anticipates continued strong performance in 1997. Available seat miles are expected to increase 3.5%, with revenue per available seat mile up approximately 3%. Costs per available seat mile excluding ESOP charges are expected to increase approximately 2%. This unit cost forecast reflects lower fuel prices in 1997 than in 1996. It also assumes a mid-term wage adjustment for all employee groups participating in the ESOP (see "Labor Agreements and Wage Adjustments").

  For the first quarter, United expects total system revenue per available seat mile to increase by 6% to 7% versus the same period last year, on 3.5% higher capacity. System load factor should approximate 70%. Costs per available seat mile excluding ESOP charges are expected to increase 4% (excluding fuel the expected increase is 2% to 3%) over the first quarter of 1996.

  United expects the Federal passenger excise tax, which expired again on December 31, 1996, to be reinstated in March 1997. While the authority to collect this tax is scheduled to expire once again at the end of the third quarter, the Company expects a replacement funding mechanism, either reinstatement of the current tax or a substitute user-based fee system, to go into effect at the end of this period. However, the Company is unable to determine what effect, if any, reinstatement of the tax will have on the domestic pricing environment.

  In 1997, United expects to introduce a dedicated fleet of four DC10-30 cargo freighters to its cargo operations. All of the aircraft are currently in the Company's passenger fleet, and after being converted to freighters, two will be brought into the cargo operations during the first quarter and two during the third quarter. As a result, cargo revenues and to a lesser extent the related costs are expected to increase significantly in 1997. For the first quarter, cargo revenues are expected to be 8% to 9% higher than the first quarter of 1996.

  United expects to take delivery of 31 aircraft in 1997, consisting of 4 A319s, 5 A320s, 6 B747s, 2 B757s and 14 B777s and retire 23 aircraft from its existing passenger fleet.

  The information included in the above outlook section, as well as certain statements made throughout the Management's Discussion and Analysis of Financial Condition and Results of Operations that are identified by an asterisk (*), is forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results. It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, load factors, yields, revenues, expenses, unit costs, capital spending, cash flows and margins include the airline pricing environment, willingness of customers to travel, fuel cost, low-fare carrier expansion, capacity decisions of other carriers, cost of safety and security measures, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation, the economic environment of the airline industry, the general economic environment, the price of UAL common stock and other factors discussed herein. With respect to the forward-looking statement set forth in the "Environmental and Legal Contingencies" section, some of the factors that could affect the ultimate disposition of these contingencies are changes in applicable laws, the development of facts in individual cases, settlement opportunities and the actions of plaintiffs, judges and juries. With respect to the forward-looking statements set forth in the "Labor Agreements and Wage Adjustments" section, some of the factors that could affect the ability of the Company to achieve its goals are the ratification of the mid-term wage agreements, wage rates of peer groups at the Company's competitors, compensation levels in the industry and the status of the Company's relationships with the union groups.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and
Board of Directors, UAL Corporation:

  We have audited the accompanying statements of consolidated financial position of UAL Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1996 and 1995, and the related statements of consolidated operations, consolidated cash flows and consolidated shareholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UAL Corporation and subsidiary companies as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP

Chicago, Illinois
February 26, 1997

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                     YEAR ENDED DECEMBER 31
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
Operating revenues:
 Passenger.........................................  $14,465  $13,227  $12,295
 Cargo.............................................      773      757      685
 Other operating revenues..........................    1,124      959      970
                                                     -------  -------  -------
                                                      16,362   14,943   13,950
                                                     -------  -------  -------
Operating expenses:
 Salaries and related costs........................    4,719    4,526    4,679
 ESOP compensation expense.........................      685      504      182
 Aircraft fuel.....................................    2,082    1,680    1,585
 Commissions.......................................    1,466    1,471    1,426
 Purchased services................................    1,187    1,062      947
 Aircraft rent.....................................      952    1,009      933
 Landing fees and other rent.......................      846      803      622
 Depreciation and amortization.....................      759      724      725
 Aircraft maintenance..............................      449      407      410
 Other operating expenses..........................    2,094    1,928    1,920
                                                     -------  -------  -------
                                                      15,239   14,114   13,429
                                                     -------  -------  -------
Earnings from operations...........................    1,123      829      521
                                                     -------  -------  -------
Other income (expense):
 Interest expense..................................     (295)    (399)    (372)
 Interest capitalized..............................       77       42       41
 Interest income...................................       57       98       85
 Equity in earnings of affiliates..................       64       48       20
 Miscellaneous, net................................      (56)       3     (124)
                                                     -------  -------  -------
                                                        (153)    (208)    (350)
                                                     -------  -------  -------
Earnings before income taxes, extraordinary item
 and cumulative effect of accounting change........      970      621      171
Provision for income taxes.........................      370      243       94
                                                     -------  -------  -------
Earnings before extraordinary item and cumulative
 effect of accounting change.......................      600      378       77
Extraordinary loss on early extinguishment of debt,
 net of tax........................................      (67)     (29)     --
Cumulative effect of accounting change, net of
 tax...............................................      --       --       (26)
                                                     -------  -------  -------
Net earnings.......................................  $   533  $   349  $    51
                                                     =======  =======  =======
Per share, primary:
 Earnings before extraordinary item and cumulative
  effect of accounting change......................  $  5.96  $  5.46  $  0.19
 Extraordinary loss on early extinguishment of
  debt, net........................................    (0.80)   (0.46)     --
 Cumulative effect of accounting change, net.......      --       --     (0.34)
                                                     -------  -------  -------
 Net earnings (loss)...............................  $  5.16  $  5.00  $ (0.15)
                                                     =======  =======  =======
Per share, fully diluted:
 Earnings before extraordinary item and cumulative
  effect of accounting change......................  $  5.82  $  5.18  $  0.19
 Extraordinary loss on early extinguishment of
  debt, net........................................    (0.78)   (0.40)     --
 Cumulative effect of accounting change, net.......      --       --     (0.34)
                                                     -------  -------  -------
 Net earnings (loss)...............................  $  5.04  $  4.78  $ (0.15)
                                                     =======  =======  =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
                                 (IN MILLIONS)

                                                                   DECEMBER 31
                                                                 ---------------
                                                                  1996    1995
                             ASSETS                              ------- -------
Current assets:
 Cash and cash equivalents.....................................  $   229 $   194
 Short-term investments........................................      468     949
 Receivables, less allowance for doubtful accounts (1996--$24;
  1995--$19)...................................................      962     951
 Aircraft fuel, spare parts and supplies, less obsolescence
  allowance (1996--$31; 1995--$38).............................      369     298
 Deferred income taxes.........................................      227     236
 Prepaid expenses and other....................................      427     415
                                                                 ------- -------
                                                                   2,682   3,043
                                                                 ------- -------
Operating property and equipment:
 Owned--
 Flight equipment..............................................    8,393   7,778
 Advances on flight equipment..................................      943     735
 Other property and equipment..................................    2,989   2,700
                                                                 ------- -------
                                                                  12,325  11,213
 Less--Accumulated depreciation and amortization...............    5,380   5,153
                                                                 ------- -------
                                                                   6,945   6,060
                                                                 ------- -------
 Capital leases--
 Flight equipment..............................................    1,775   1,362
 Other property and equipment..................................      106     102
                                                                 ------- -------
                                                                   1,881   1,464
 Less--Accumulated amortization................................      583     503
                                                                 ------- -------
                                                                   1,298     961
                                                                 ------- -------
                                                                   8,243   7,021
                                                                 ------- -------
Other assets:
 Intangibles, less accumulated amortization (1996--$353; 1995--
  $306)........................................................      524     763
 Deferred income taxes.........................................      132     238
 Aircraft lease deposits.......................................      168      71
 Other.........................................................      928     505
                                                                 ------- -------
                                                                   1,752   1,577
                                                                 ------- -------
                                                                 $12,677 $11,641
                                                                 ======= =======


          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
                                 (IN MILLIONS)

                                                                 DECEMBER 31
                                                               ----------------
                                                                1996     1995
             LIABILITIES AND SHAREHOLDERS' EQUITY              -------  -------
Current liabilities:
 Long-term debt maturing within one year.....................  $   165  $    90
 Current obligations under capital leases....................      132       99
 Advance ticket sales........................................    1,189    1,100
 Accounts payable............................................      994      696
 Accrued salaries, wages and benefits........................      906      870
 Accrued aircraft rent.......................................      800      771
 Other accrued liabilities...................................      817      807
                                                               -------  -------
                                                                 5,003    4,433
                                                               -------  -------
Long-term debt...............................................    1,661    2,919
                                                               -------  -------
Long-term obligations under capital leases...................    1,325      994
                                                               -------  -------
Other liabilities and deferred credits:
 Deferred pension liability..................................      178      368
 Postretirement benefit liability............................    1,290    1,225
 Deferred gains..............................................    1,151    1,214
 Accrued aircraft rent.......................................      352      272
 Other.......................................................      424      336
                                                               -------  -------
                                                                 3,395    3,415
                                                               -------  -------
Company-obligated mandatorily redeemable preferred securities
 of a subsidiary trust.......................................      102      --
                                                               -------  -------
Minority interest............................................       31       59
                                                               -------  -------
Preferred stock committed to Supplemental ESOP...............      165       60
                                                               -------  -------
Shareholders' equity:
 Serial preferred stock--(Note 11)...........................      --       --
 ESOP preferred stock--(Note 12).............................      --       --
 Common stock at par, $0.01 par value; authorized 200,000,000 shares; issued 59,519,096 shares at December 31, 1996 and
  51,195,657 shares at
  December 31, 1995..........................................        1      --
 Additional capital invested.................................    2,160    1,353
 Accumulated deficit.........................................     (566)  (1,039)
 Unearned ESOP preferred stock...............................     (202)    (175)
 Stock held in treasury -
 Preferred (Note 11).........................................     (302)    (218)
 Common, 701,616 shares at December 31, 1996 and 477,233
  shares at
  December 31, 1995..........................................      (83)     (64)
 Pension liability adjustment................................      --       (76)
 Other.......................................................      (13)     (20)
                                                               -------  -------
                                                                   995     (239)
                                                               -------  -------
Commitments and contingent liabilities (Note 18).............
                                                               -------  -------
                                                               $12,677  $11,641
                                                               =======  =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN MILLIONS)

                                                      YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
Cash and cash equivalents at beginning of year......  $   194  $   500  $   437
                                                      -------  -------  -------
Cash flows from operating activities:
 Net earnings.......................................      533      349       51
 Adjustments to reconcile to net cash provided by
  operating activities--
 ESOP compensation expense..........................      685      504      182
 Cumulative effect of accounting change.............      --       --        26
 Extraordinary loss on debt extinguishment..........       67       29      --
 Pension funding in excess of expense...............     (279)    (275)    (114)
 Deferred postretirement benefit expense............      130      125      145
 Depreciation and amortization......................      759      724      725
 Provision for deferred income taxes................       69      214       78
 Undistributed earnings of affiliates...............      (49)     (38)     (19)
 Decrease (increase) in receivables.................      (10)     (62)     207
 Decrease (increase) in other current assets........     (105)    (109)      40
 Increase (decrease) in advance ticket sales........       89       80      (16)
 Increase (decrease) in accrued income taxes........       84      (52)     (11)
 Increase (decrease) in accounts payable and accrued
  liabilities.......................................      294       79     (127)
 Amortization of deferred gains.....................      (63)     (79)     (85)
 Other, net.........................................      249      135      252
                                                      -------  -------  -------
                                                        2,453    1,624    1,334
                                                      -------  -------  -------
Cash flows from investing activities:
 Additions to property and equipment................   (1,538)  (1,111)    (636)
 Proceeds on disposition of property and equipment..       55      578      432
 Decrease in short-term investments.................      482       83      376
 Other, net.........................................       18      (28)      26
                                                      -------  -------  -------
                                                         (983)    (478)     198
                                                      -------  -------  -------
Cash flows from financing activities:
 Issuance of preferred stock........................      --       --       400
 Reacquisition of preferred stock...................      (84)    (131)     (87)
 Proceeds from issuance of long-term debt...........      --       --       735
 Repayment of long-term debt........................     (791)    (852)    (305)
 Principal payments under capital leases............     (112)     (80)     (87)
 Conversion of subordinated debentures..............     (324)     --       --
 Recapitalization distribution......................       (2)      (5)  (2,070)
 Decrease in short-term borrowings..................      --      (269)     (46)
 Aircraft lease deposits............................     (110)     (77)     --
 Cash dividends.....................................      (22)     (49)     (53)
 Other, net.........................................       10       11       44
                                                      -------  -------  -------
                                                       (1,435)  (1,452)  (1,469)
                                                      -------  -------  -------
Increase (decrease) in cash and cash equivalents
 during the year....................................       35     (306)      63
                                                      -------  -------  -------
Cash and cash equivalents at end of year............  $   229  $   194  $   500
                                                      =======  =======  =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                                UNEARNED
                                           ADDITIONAL RETAINED    ESOP
                         PREFERRED COMMON   CAPITAL   EARNINGS  PREFERRED TREASURY
                           STOCK   STOCK    INVESTED  (DEFICIT)   STOCK    STOCK   OTHER   TOTAL
                         --------- ------  ---------- --------- --------- -------- -----  -------
Balance at December 31,
 1993...................   $ 30    $ 127     $  932    $   249    $ --     $ (65)  $(70)  $ 1,203
                           ----    -----     ------    -------    -----    -----   ----   -------
Year ended December 31,
 1994:
 Net earnings...........    --       --         --          51      --       --     --         51
 Cash dividends declared
  on preferred stock
  ($6.25 per Series A
  share; $1.44 per
  Series B share).......    --       --         --         (59)     --       --     --        (59)
 Issuance and
  amortization of ESOP
  preferred stock.......    --       --         265        --       (83)     --     --        182
 Issuance of Series B
  preferred stock.......    --       --         400        --       --       --     --        400
 Reacquisition of Series
  B preferred stock.....    --       --         --         --       --       (87)   --        (87)
 ESOP Recapitalization..    --      (128)      (378)    (1,576)     --       --     --     (2,082)
 Pension liability
  adjustment............    --       --         --         --       --       --      37        37
 Other..................    (30)       1         68        --       --        (9)     9        39
                           ----    -----     ------    -------    -----    -----   ----   -------
Balance at December 31,
 1994...................    --       --       1,287     (1,335)     (83)    (161)   (24)     (316)
                           ----    -----     ------    -------    -----    -----   ----   -------
Year ended December 31,
 1995:
 Net earnings...........    --       --         --         349      --       --     --        349
 Cash dividends declared
  on preferred stock
  ($6.25 per Series A
  share; $1.44 per
  Series B share).......    --       --         --         (40)     --       --     --        (40)
 Exchange of Series A
  debentures............    --       --        (546)       --       --       --     --       (546)
 Issuance and
  amortization of ESOP
  preferred stock.......    --       --         604        --      (100)     --     --        504
 Reacquisition of Series
  B preferred stock.....    --       --         --         --       --      (131)   --       (131)
 ESOP dividend ($8.89
  per share)............    --       --           5        (13)       8      --     --        --
 Pension liability
  adjustment............    --       --         --         --       --       --     (60)      (60)
 Other..................    --       --           3        --       --        10    (12)        1
                           ----    -----     ------    -------    -----    -----   ----   -------
Balance at December 31,
 1995...................    --       --       1,353     (1,039)    (175)    (282)   (96)     (239)
                           ----    -----     ------    -------    -----    -----   ----   -------
Year ended December 31,
 1996:
 Net earnings...........    --       --         --         533      --       --     --        533
 Cash dividends declared
  on preferred stock
  ($1.44 per Series B
  share)................    --       --         --         (20)     --       --     --        (20)
 Conversion of Series A
  debentures............    --       --         217        --       --       --     --        217
 Exchange of Series B
  preferred stock.......    --       --        (102)       --       --       --     --       (102)
 Issuance and
  amortization of ESOP
  preferred stock.......    --       --         735        --       (50)     --     --        685
 Reacquisition of Series
  B preferred stock.....    --       --         --         --       --       (86)   --        (86)
 ESOP dividend ($8.89
  per share)............    --       --          17        (40)      23      --     --        --
 Pension liability
  adjustment............    --       --         --         --       --       --      76        76
 Other..................    --         1        (60)       --       --       (17)     7       (69)
                           ----    -----     ------    -------    -----    -----   ----   -------
Balance at December 31,
 1996...................   $--     $   1     $2,160    $  (566)   $(202)   $(385)  $(13)  $   995
                           ====    =====     ======    =======    =====    =====   ====   =======

          See accompanying notes to consolidated financial statements.

                                UAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation--UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). The consolidated financial statements include the accounts of UAL and all of its majority-owned affiliates (collectively "the Company"). All significant intercompany transactions are eliminated. Investments in affiliates are carried on the equity basis.

  (b) Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Airline Revenues--Passenger fares and cargo revenues are recorded as operating revenues when the transportation is furnished. The value of unused passenger tickets is included in current liabilities.

  (d) Foreign Currency Transactions--Monetary assets and liabilities denominated in foreign currencies are converted at exchange rates in effect at the balance sheet date. The resulting foreign exchange gains and losses are charged or credited directly to income. United has entered into foreign currency swap and forward contracts to reduce certain exposure to currency fluctuations. Foreign currency gains and losses on the contracts are included in income currently, offsetting the foreign currency losses and gains on the obligations.

  (e) Cash and Cash Equivalents and Short-term Investments--Cash in excess of operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with a maturity of three months or less on their acquisition date are classified as cash and cash equivalents. Other investments are classified as short-term investments. The proceeds from sales of available-for-sale securities are included in interest income for each respective year.

  From time to time, United lends certain of its securities classified as cash and cash equivalents and short-term investments to third parties. United requires collateral in an amount exceeding the value of the securities and is obligated to reacquire the securities at the end of the contract. United accounts for these transactions as secured lendings rather than sales, and so does not remove the securities from the balance sheet.

  (f) Aircraft Fuel, Spare Parts and Supplies--Aircraft fuel and maintenance and operating supplies are stated at average cost. Flight equipment spare parts are stated at average cost less an obsolescence allowance.

  (g) Operating Property and Equipment--Owned operating property and equipment is stated at cost. Property under capital leases, and the related obligation for future minimum lease payments, are initially recorded at an amount equal to the then present value of those lease payments.

  Depreciation and amortization of owned depreciable assets is based on the straight-line method over their estimated service lives. Leasehold improvements are amortized over the remaining period of the lease or the estimated service life of the related asset, whichever is less. Aircraft are depreciated to estimated salvage values, generally over lives of 10 to 30 years; buildings are depreciated over lives of 25 to 45 years; and other property and equipment are depreciated over lives of 3 to 15 years.

  Properties under capital leases are amortized on the straight-line method over the life of the lease, or in the case of certain aircraft, over their estimated service lives. Lease terms are 10 to 30 years for aircraft and flight simulators and 25 years for buildings. Amortization of capital leases is included in depreciation and amortization expense.

                                UAL CORPORATION

  Maintenance and repairs, including the cost of minor replacements, are charged to maintenance expense accounts. Costs of additions to and renewals of units of property are charged to property and equipment accounts.

  (h) Intangibles--Intangibles consist primarily of route acquisition costs and intangible pension assets (see Note 15). Route acquisition costs are amortized over 40 years.

  (i) Mileage Plus Awards--United accrues the estimated incremental cost of providing free travel awards earned under its Mileage Plus frequent flyer program (including awards earned from mileage credits sold) when such award levels are reached. United, through its wholly-owned subsidiary, Mileage Plus Holdings, Inc., sells mileage credits to participating partners in the Mileage Plus program. The resulting revenue is recorded in other operating revenues during the period in which the credits are sold.

  (j) Deferred Gains--Gains on aircraft sale and leaseback transactions are deferred and amortized over the lives of the leases as a reduction of rental expense.

(2) EMPLOYEE STOCK OWNERSHIP PLANS AND RECAPITALIZATION

  On July 12, 1994, the shareholders of UAL approved a plan of recapitalization to provide an approximately 55% equity interest in UAL to certain employees of United in exchange for wage concessions and work-rule changes. The employees' equity interest is being allocated to individual employees through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as a part of the recapitalization. Pursuant to the terms of the plan of recapitalization, holders of old UAL common stock received approximately $2.1 billion in cash and the remaining 45% of the equity in the form of new common stock.

  The ESOPs established as part of the recapitalization cover the pilots, U.S. management and salaried employees and U.S. union ground employees. The ESOPs include a "Leveraged ESOP", a "Non-Leveraged ESOP" and a "Supplemental ESOP." Both the Leveraged ESOP and the Non-Leveraged ESOP are tax qualified plans while the Supplemental ESOP is not a tax qualified plan. The purpose of having the three ESOPs is to deliver the agreed-upon shares to employees in a manner which utilizes the tax incentives available to tax qualified ESOPs to the greatest degree possible. Accordingly, shares are delivered to employees primarily through the Leveraged ESOP, secondly, through the Non-Leveraged ESOP, and lastly, through the Supplemental ESOP.

  The equity interests are being delivered to employees through two classes of preferred stock (Class 1 and Class 2 ESOP Preferred Stock, collectively "ESOP Preferred Stock"), and the voting interests are being delivered through three separate classes of preferred stocks (Class P, M and S Voting Preferred Stock, collectively "Voting Preferred Stock"). The Class 1 ESOP Preferred Stock is being delivered to an ESOP trust in seven separate sales through January 1, 2000 under the Leveraged ESOP, three of which have already taken place. Based on Internal Revenue Code limitations, shares of the Class 2 ESOP Preferred Stock are either contributed to the Non-Leveraged ESOP or allocated as "book entry" shares to the Supplemental ESOP, annually through the year 2000. The classes of preferred stock are described more fully in Note 12, ESOP Preferred Stock.

  The Leveraged ESOP and Non-Leveraged ESOP are being accounted for under AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP"). For the Leveraged ESOP, as shares of Class 1 ESOP Preferred Stock are sold to an ESOP trust, the Company reports the issuance as a credit to additional capital invested and a corresponding charge to unearned ESOP preferred stock. Shares are committed to be released to employees on a pro rata basis through April 12, 2000. ESOP compensation expense is recorded for the average fair value of the shares committed to be released during the period with a corresponding credit to unearned ESOP preferred stock for the cost of the shares. Any difference between the

                                UAL CORPORATION
fair value of the shares and the cost of the shares is charged or credited to additional capital invested. For the Non-Leveraged ESOP, the Class 2 ESOP Preferred Stock is recorded as additional capital invested as the shares are committed to be contributed, with the offsetting entry to ESOP compensation expense. The ESOP compensation expense is based on the average fair value of the shares committed to be contributed, in accordance with the SOP. The Supplemental ESOP is being accounted for under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees."

  Shares of ESOP Preferred Stock are legally released or allocated to employee accounts as of year-end. Dividends on the ESOP Preferred Stock are also paid at the end of the year. Dividends on unallocated shares are used by the ESOP to pay down the loan from UAL and are not considered dividends for financial reporting purposes. Dividends on allocated shares are satisfied by releasing shares from the ESOP's suspense account to the employee accounts and are charged to equity.

  ESOP compensation expense was $685 million and $504 million in 1996 and 1995, respectively. During 1994, the Company recorded $182 million of ESOP compensation expense for the period July 13 through December 31, 1994. During 1996, 2,402,310 shares of Class 1 ESOP Preferred Stock, 359,577 shares of Class 2 ESOP Preferred Stock and 2,735,905 shares of Voting Preferred Stock were allocated to employee accounts, and another 312,086 shares of Class 2 ESOP Preferred Stock were allocated in the form of "book entry" shares, effective December 31, 1995. Another 21,970 shares of Class 2 ESOP Preferred Stock previously allocated in book entry form were issued and either contributed to the qualified plan or converted and sold on behalf of terminating employees. At December 31, 1996, the year-end allocation of Class 1 ESOP Preferred Stock to employee accounts had not yet been completed. There were 2,345,749 shares of Class 1 ESOP Preferred Stock committed to be released and 1,127,292 shares held in suspense by the ESOP as of December 31, 1996. For the Class 2 ESOP Preferred Stock, 728,224 shares were committed to be contributed to employees at December 31, 1996. The fair value of the unearned ESOP shares recorded on the balance sheet at December 31, 1996 and 1995 was $309 million and $230 million, respectively.

  For the Class 2 ESOP Preferred Stock committed to be contributed to employees under the Supplemental ESOP, employees can elect to receive their "book entry" shares in cash upon termination of employment. The estimated fair value of such shares at December 31, 1996 was $206 million.

(3) OTHER INCOME (EXPENSE)--MISCELLANEOUS

  Other income (expense)--"miscellaneous, net" consisted of the following:

                                                             1996  1995  1994
                                                             ----  ----  -----
                                                              (IN MILLIONS)
   Foreign exchange gains (losses).......................... $ (8) $(20) $  15
   Net gains on disposition of property or rights/1/........  --     60     10
   Minority interests.......................................  (21)  (23)   (22)
   Recapitalization transaction costs.......................  --    --    (121)
   Travel agency litigation settlement......................  (20)  --     --
   Other....................................................   (7)  (14)    (6)
                                                             ----  ----  -----
                                                             $(56) $  3  $(124)
                                                             ====  ====  =====

--------
1 As a result of the Company's adoption of Statement of Financial Accounting
  Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," net gains on disposition of property or rights for 1996, which amounted to $11 million, are included in operating expenses as a component of depreciation and amortization.

                                UAL CORPORATION

(4) AFFILIATES

  United owns 38% of the Galileo International Partnership ("Galileo") through a wholly-owned subsidiary. United's investment in Galileo, which owns the Apollo and Galileo computer reservations systems, is carried on the equity basis. Included in the Company's accumulated deficit is approximately $147 million of undistributed earnings of Galileo and its predecessor companies.

  Under operating agreements with Galileo, United purchases computer reservations services from Galileo and provides marketing, sales and communication services to Galileo. Revenues derived from the sale of services to Galileo amounted to approximately $249 million in 1996, $238 million in 1995 and $233 million in 1994. The cost to United of services purchased from Galileo amounted to approximately $114 million in 1996, $104 million in 1995 and $94 million in 1994.

  United also owns 77% of the Apollo Travel Services Partnership ("ATS"), whose accounts are consolidated. ATS markets the Apollo computer reservations system to travel agencies in the United States, Mexico and the Caribbean. Below is a summary of ATS' contribution to the Company's consolidated results, net of intercompany eliminations and minority interests:

                                                                   YEAR ENDED DECEMBER 31,
                                                                   -----------------------
                                                                    1996    1995    1994
                                                                   ------- ------- -------
                                                                        (IN MILLIONS)
   Operating revenues............................................. $   239 $   237 $   244
   Operating income............................................... $    86 $    90 $    92
   Earnings before income taxes................................... $    70 $    76 $    73

                                UAL CORPORATION

(5) PER SHARE AMOUNTS

  Earnings per share are presented on both a primary and a fully diluted basis. Primary earnings per share were computed based on weighted average common shares and common equivalents outstanding, including ESOP shares committed to be released. In addition, fully diluted per share amounts assume the conversion of convertible debentures (for periods not actually converted) and elimination of related interest.

   EARNINGS ATTRIBUTABLE TO COMMON SHAREHOLDERS           1996   1995    1994
   --------------------------------------------           -----  -----  ------
                                                              (MILLIONS)
   Net income...........................................  $ 533  $ 349  $   51
   Preferred stock dividends............................    (60)   (53)    (59)
   Preferred stock transactions/1/......................    (48)    20      (3)
   Other................................................      1      2     --
                                                          -----  -----  ------
   Earnings attributable to common shareholders
    (primary)...........................................  $ 426  $ 318  $  (11)
   Interest on convertible debentures, net of tax.......      2     23     --
   Other................................................    --       2     --
                                                          -----  -----  ------
   Earnings attributable to common shareholders (fully
    diluted)............................................  $ 428  $ 343  $  (11)
                                                          =====  =====  ======
   SHARES                                                 1996   1995    1994
   ------                                                 -----  -----  ------
                                                              (MILLIONS)
   Average shares outstanding...........................   56.1   49.6    75.2
   Common stock equivalents/2/..........................   26.5   13.9     --
                                                          -----  -----  ------
   Average number of common and common-equivalent shares
    (primary)...........................................   82.6   63.5    75.2
   Incremental shares related to convertible debentures
    and other...........................................    2.4    8.2     --
                                                          -----  -----  ------
   Average number of shares (fully diluted).............   85.0   71.7    75.2
                                                          =====  =====  ======
   EARNINGS PER SHARE                                     1996   1995    1994
   ------------------                                     -----  -----  ------
    Primary.............................................  $5.16  $5.00  $(0.15)
    Fully diluted.......................................  $5.04  $4.78  $(0.15)

--------
1 In April 1995, UAL issued convertible subordinated debentures in exchange for Series A preferred stock and recorded a non-cash increase of $45 million in additional capital invested representing the excess of the carrying value of the preferred stock exchanged over the fair value of the debentures. In December 1996, a UAL-controlled trust issued trust-originated preferred securities in exchange for shares of Series B preferred stock and recorded a non-cash decrease of $27 million in additional capital invested representing the excess of the fair value of the new securities over the carrying value of Series B. Also, during the last three years, the Company repurchased shares of its Series B preferred stock, resulting in increases to additional capital invested representing the excess of amounts paid to reacquire the preferred stock over the liquidation preference of such stock. These transactions had no effect on earnings; however, their net impact on UAL's equity is included in the computation of earnings per share.
2 Common stock equivalents are not included in 1994 as they are anti-dilutive.

                                UAL CORPORATION

  In April 1996, the stockholders of UAL Corporation approved an increase in the number of authorized shares of common stock from 100 million to 200 million shares, in connection with a four-for-one split of the corporation's common stock in the form of a 300% stock dividend effective at the close of business on May 6, 1996. All share and per share data have been restated to give effect to this stock split.

  In addition, in connection with the July 1994 recapitalization, each old common share was exchanged for one-half share of new common stock. As required under generally accepted accounting principles for transactions of this type, the historical weighted average shares outstanding were not restated except as mentioned above for the 1996 stock split. Further, the 1995 and 1996 periods include the average number of ESOP preferred shares considered outstanding during each respective period. Thus, direct comparisons between earnings per share amounts are not meaningful.

(6) INCOME TAXES

  In 1996, the regular tax liability of the Company exceeded the alternative minimum tax (AMT) liability resulting in a utilization of AMT credits. The federal income tax liability is the greater of the tax computed using the regular tax system or the tax under the AMT system. However, if the regular tax liability exceeds the AMT liability and AMT credits are available, the AMT credits are used to reduce the net tax liability to the amount of the AMT liability. During 1996, UAL utilized $34 million of AMT credits.

  The provision for income taxes is summarized as follows:

                                                                  1996 1995 1994
                                                                  ---- ---- ----
                                                                  (IN MILLIONS)
   Current--
    Federal.....................................................  $281 $ 29 $12
    State.......................................................    20  --    4
                                                                  ---- ---- ---
                                                                   301   29  16
                                                                  ---- ---- ---
   Deferred--
    Federal.....................................................    47  187  73
    State.......................................................    22   27   5
                                                                  ---- ---- ---
                                                                    69  214  78
                                                                  ---- ---- ---
                                                                  $370 $243 $94
                                                                  ==== ==== ===

  The income tax provision differed from amounts computed at the statutory federal income tax rate, as follows:

                                                               1996  1995  1994
                                                               ----  ----  ----
                                                               (IN MILLIONS)
   Income tax provision at statutory rate..................... $339  $217  $60
   State income taxes, net of federal income tax benefit......   28    18    6
   ESOP dividends.............................................  (13)   (5) --
   Nondeductible employee meals...............................   25    23   22
   Nondeductible ESOP transaction costs.......................  --    --    21
   Foreign tax credits........................................   (2)   (2)  (3)
   Rate change effect.........................................  --    --   (14)
   Other, net.................................................   (7)   (8)   2
                                                               ----  ----  ---
                                                               $370  $243  $94
                                                               ====  ====  ===

                                UAL CORPORATION

  Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1996 and 1995 are as follows:

                                      1996                       1995
                            ------------------------- -------------------------
                            DEFERRED TAX DEFERRED TAX DEFERRED TAX DEFERRED TAX
                               ASSETS    LIABILITIES     ASSETS    LIABILITIES
                            ------------ ------------ ------------ ------------
                                               (IN MILLIONS)
   Employee benefits,
    including
    postretirement
    medical................    $  644       $   93       $  594       $   92
   Depreciation,
    capitalized interest
    and transfers of tax
    benefits...............       --         1,172          --         1,077
   Gains on sale and
    leasebacks.............       428          --           450          --
   Rent expense............       351          --           310          --
   AMT credit
    carryforward...........       231          --           265          --
   Net operating loss
    carryforwards..........        11          --           123          --
   Other...................       263          304          183          282
                               ------       ------       ------       ------
                               $1,928       $1,569       $1,925       $1,451
                               ======       ======       ======       ======

  At December 31, 1996, UAL and its subsidiaries had $231 million of federal AMT credit carryforwards available for an indefinite period, $4 million of general business credit carryforwards which expire between 2003 and 2007, $5 million of foreign tax credit carryforwards expiring between 2000 and 2001, $8 million of state tax benefit from net operating loss carryforwards expiring between 1999 and 2011 and $3 million of federal tax benefit from net operating loss carryforwards expiring in 2007.

  UAL's ability to generate sufficient amounts of taxable income from future operations is dependent upon numerous factors, including general economic conditions, inflation, fuel costs, the state of the industry and other factors beyond management's control. There can be no assurances that UAL will meet its expectation of future taxable income. However, based on the extended period over which postretirement benefits will be recognized, and the indefinite carryforward period for AMT credits, management believes it is more likely than not that future taxable income will be sufficient to utilize the deferred tax assets at December 31, 1996.

(7) SHORT-TERM BORROWINGS

  United has an agreement with a syndicate of banks for a $750 million revolving credit facility expiring in 2002. Interest on drawn amounts under the facility is calculated at floating rates based on the London interbank offered rate ("LIBOR") plus a margin which is subject to adjustment based on certain changes in the credit ratings of United's long-term senior unsecured debt. Among other restrictions, the credit facility contains a covenant which restricts United's ability to grant liens on or otherwise encumber certain identified assets with a market value of approximately $1.1 billion.

  During the second quarter of 1996, United reduced the maximum available amount of borrowings under a separate short-term borrowing facility from $270 million to $227 million. This agreement has been extended through February 1998.

                                UAL CORPORATION

(8) LONG-TERM DEBT

  A summary of long-term debt, including current maturities, as of December 31 is as follows (interest rates are as of December 31, 1996):

                                                              1996    1995
                                                             ------  ------
                                                               (IN MILLIONS)
   Secured notes, 6.78% to 8.90%, averaging 8.12%, due
    through 2014...........................................  $  819  $  975
   Debentures, 6.75% to 11.21%, averaging 9.61%, due 1997
    to 2021................................................     936   1,419
   Convertible subordinated debentures, 6.375%.............     --      597
   Convertible debentures, 7.75%, due 2010.................      16      25
   Promissory notes, 6.10% to 11.00%, averaging 6.44%, due
    1997 to 2000...........................................      64      61
                                                             ------  ------
                                                              1,835   3,077
   Less: Unamortized discount on debt......................      (9)    (68)
     Current maturities....................................    (165)    (90)
                                                             ------  ------
                                                             $1,661  $2,919
                                                             ======  ======

  In addition to scheduled principal payments, in 1996 and 1995 the Company repaid $149 million and $228 million, respectively, in principal amount of secured notes and $492 million and $327 million, respectively, in principal amount of debentures prior to maturity. These obligations were scheduled to mature at various times from 2000 through 2021. Extraordinary losses of $67 million and $29 million, respectively, net of tax benefits of $40 million and $18 million, respectively, were recorded, reflecting amounts paid in excess of the debt carrying value.

  In April 1995, UAL issued $600 million aggregate principal amount of 6 3/8% convertible subordinated debentures, due 2025, for all outstanding shares of its Series A convertible preferred stock. On March 20, 1996, UAL issued a redemption notice for all outstanding 6 3/8% convertible subordinated debentures. Prior to the May 1 redemption date, debenture holders elected to convert all of their outstanding debentures into an aggregate of $324 million in cash and 7,623,092 shares of common stock. These conversions resulted in a net reduction to long-term debt of $545 million and an increase of $218 million in additional capital invested.

  At December 31, 1996, there was outstanding $16 million in convertible debentures, which are obligations of Air Wis Services, Inc. ("Air Wis"), a wholly owned subsidiary of UAL. The debentures are convertible into shares of UAL common stock at the conversion price of $87.13. During 1996 and 1995, Air Wis reacquired $8 million and $5 million, respectively, of these debentures, resulting in insignificant gains.

  At December 31, 1996, United had outstanding a total of $197 million of long-term debt bearing interest at rates 85 to 128 basis points over LIBOR. In connection with certain of these debt financings, United has entered interest rate swap agreements to effectively fix interest rates at December 31, 1996 at 8.554% on $33 million of notional amount (see Note 17).

  Maturities of long-term debt for each of the four years after 1997 are:
1998--$78 million; 1999--$47 million; 2000--$51 million; and 2001--$43 million.
Various assets, principally aircraft, having an aggregate book value of $865 million at December 31, 1996, were pledged as security under various loan agreements.

  At December 31, 1996, UAL and United had an effective shelf registration statement on file with the Securities and Exchange Commission to offer up to $631 million of securities, including secured and unsecured debt, equipment trust and pass through certificates, equity or a combination thereof. UAL's ability to issue equity securities is limited by its restated certificate of incorporation.

                                UAL CORPORATION

(9) LEASE OBLIGATIONS

  The Company leases aircraft, airport passenger terminal space, aircraft hangars and related maintenance facilities, cargo terminals, other airport facilities, real estate, office and computer equipment and vehicles.

  Future minimum lease payments as of December 31, 1996, under capital leases (substantially all of which are for aircraft) and operating leases having initial or remaining noncancelable lease terms of more than one year are as follows:

                                                     OPERATING LEASES
                                                     -----------------
                                                                NON-   CAPITAL
                                                     AIRCRAFT AIRCRAFT LEASES
                                                     -------- -------- -------
                                                           (IN MILLIONS)
   Payable during--
     1997........................................... $   943  $   473  $  233
     1998...........................................     942      463     236
     1999...........................................     939      447     210
     2000...........................................     957      435     186
     2001...........................................     939      459     261
     After 2001.....................................  13,403    7,871   1,036
                                                     -------  -------  ------
   Total minimum lease payments..................... $18,123  $10,148   2,162
                                                     =======  =======
   Imputed interest (at rates of 5.3% to 12.2%).....                     (705)
                                                                       ------
   Present value of minimum lease payments..........                    1,457
   Current portion..................................                     (132)
                                                                       ------
   Long-term obligations under capital leases.......                   $1,325
                                                                       ======

  As of December 31, 1996, United leased 298 aircraft, 54 of which were under capital leases. These leases have terms of 4 to 26 years, and expiration dates range from 1997 through 2020.

  In connection with the financing of certain aircraft accounted for as capital leases, United had on deposit at December 31, 1996 an aggregate 19 billion yen ($168 million) in certain banks and had pledged an irrevocable security interest in such deposits to the aircraft lessors. These deposits will be used to pay off an equivalent amount of recorded capital lease obligations.

  Amounts charged to rent expense, net of minor amounts of sublease rentals, were $1.424 billion in 1996, $1.439 billion in 1995, and $1.222 billion in 1994. Included in 1996 rent expense was $15 million in contingent rentals, resulting from changes in interest rates for operating leases under which the rent payments are based on variable interest rates. In connection with certain of these leases, United has entered into interest rate swap agreements (see
Note 17).

(10) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST

  In December 1996, UAL Corporation Capital Trust I (the "Trust") issued $75 million of its 13 1/4% Trust Originated Preferred Securities (the "Preferred Securities") in exchange for 2,999,304 depositary shares of the Company, each representing 1/1000 of one share of Series B 12 1/4% preferred stock (see Note
11). Concurrent with the issuance of the Preferred Securities and the related purchase by UAL of the Trust's common securities, the Company issued to the Trust $77 million aggregate principal amount of its 13 1/4% Junior Subordinated Debentures (the "Debentures") due 2026. The Debentures are and will be the sole assets of the Trust. The interest and other payment dates on the Debentures correspond to the distribution and other payment dates on

                                UAL CORPORATION
the Preferred Securities. Upon maturity or redemption of the Debentures, the Preferred Securities will be mandatorily redeemed. The Debentures are redeemable at UAL's option, in whole or in part, on or after July 12, 2004, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to the redemption date. Upon the repayment of the Debentures, whether at maturity, upon redemption or otherwise, the proceeds thereof will be applied to redeem the Preferred Securities.

  There is a full and unconditional guarantee by UAL of the Trust's obligations under the securities issued by the Trust. However, the Company's obligations are subordinate and junior in right of payment to certain other of its indebtedness. UAL has the right to defer payments of interest on the Debentures by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, UAL may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

  The transaction resulted in a reduction of approximately $102 million to paid in capital as the fair value of the Preferred Securities issued exceeded the carrying value ($75 million) of the exchanged Series B preferred stock. The difference between the assigned value of the Preferred Securities and their redemption value ($27 million) will be amortized against distributions on the Preferred Securities over their term.

(11) SERIAL PREFERRED STOCK

  In connection with the July 1994 recapitalization, UAL issued 16,416,000 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock, resulting in net proceeds of $400 million, which was recorded as additional capital invested. The shares issued had an aggregate liquidation preference of $410 million, or $25 per depositary share ($25,000 per Series B preferred share), and a stated capital of $164 ($0.01 per Series B preferred share). Under its terms, any portion of the Series B preferred stock or the depositary shares is redeemable for cash after July 11, 2004, at UAL's option, at the equivalent of $25 per depositary share, plus accrued dividends. The Series B preferred stock is not convertible into any other securities, has no stated maturity and is not subject to mandatory redemption.

  The Series B preferred stock ranks senior to all other preferred and common stocks, except the Preferred Securities, as to receipt of dividends and amounts distributed upon liquidation. The Series B preferred stock has voting rights only to the extent required by law and with respect to charter amendments that adversely affect the preferred stock or the creation or issuance of any security ranking senior to the preferred stock. Additionally, if dividends are not paid for six cumulative quarters, the Series B preferred stockholders are entitled to elect two additional members to the UAL Board of Directors until all dividends are paid in full. Pursuant to UAL's restated certificate of incorporation, UAL is authorized to issue a total of 50,000 shares of Series B preferred stock.

  As discussed in Note 10, in December 1996, UAL Corporation Capital Trust I, a Delaware statutory business trust controlled by UAL, exchanged mandatorily redeemable preferred securities of the subsidiary trust for 2,999,304 depositary shares of Series B preferred stock of UAL.

                                UAL CORPORATION

  Series B preferred stock issued and outstanding consisted of the following (dollars in millions):

                                                         DEPOSITARY  LIQUIDATION
                                                 SHARES    SHARES       VALUE
                                                 ------  ----------  -----------
                                                                     (MILLIONS)
   Balance January 1, 1994......................    --          --      $ --
    Issuance of Series B preferred stock........ 16,416  16,416,000       410
    Repurchase of Series B...................... (3,336) (3,336,400)      (83)
                                                 ------  ----------     -----
   Balance December 31, 1994.................... 13,080  13,079,600     $ 327
    Repurchase of Series B...................... (4,260) (4,259,709)     (107)
                                                 ------  ----------     -----
   Balance December 31, 1995....................  8,820   8,819,891     $ 220
    Repurchase of Series B...................... (2,553) (2,553,110)      (64)
    Exchange of Series B........................ (3,000) (2,999,304)      (75)
                                                 ------  ----------     -----
   Balance December 31, 1996....................  3,267   3,267,477     $  81
                                                 ======  ==========     =====

  UAL is authorized to issue up to 15,986,584 additional shares of serial preferred stock. The repurchased shares are held in treasury by UAL.

(12) ESOP PREFERRED STOCK

  The following activity relates to UAL's outstanding ESOP preferred stocks (see Note 2 for a description of the ESOPs):

                                           CLASS 1 ESOP CLASS 2 ESOP ESOP VOTING
                                           ------------ ------------ -----------
   Balance December 31, 1994..............  1,789,585         --              3
                                            ---------     -------     ---------
    Shares issued.........................  2,850,103     304,882     1,448,384
    Converted to common...................     (7,183)     (2,811)       (9,994)
                                            ---------     -------     ---------
   Balance December 31, 1995..............  4,632,505     302,071     1,438,393
                                            ---------     -------     ---------
    Shares issued.........................  2,367,575     381,044     3,073,970
    Converted to common...................    (49,618)    (38,605)      (89,927)
                                            ---------     -------     ---------
   Balance December 31, 1996..............  6,950,462     644,510     4,422,436
                                            =========     =======     =========

  An aggregate of 17,675,345 shares of Class 1 and Class 2 ESOP Preferred Stock will be issued to employees under the ESOPs. Each share of ESOP Preferred Stock is convertible into four shares of UAL common stock and shares are converted to common as employees retire or otherwise leave the Company. The stock has a par value of $0.01 per share and is nonvoting. The Class 1 ESOP Preferred Stock has a liquidation value of $126.96 per share plus all accrued and unpaid dividends; the Class 2 does not have a liquidation value. The Class 1 ESOP Preferred Stock provides a fixed annual dividend of $8.8872 per share, which ceases on March 31, 2000; the Class 2 does not pay a fixed dividend.

  Class P, M and S Voting Preferred Stocks were established to provide the voting power to the employee groups participating in the ESOPs. Additional Voting Preferred Stock is issued as shares of the Class 1 and Class 2 ESOP Preferred Stock are allocated to employees. In the aggregate, 17,675,345 shares of Voting Preferred Stock will be issued through the year 2000. The Voting Preferred Stock at any time outstanding commands voting power for approximately 55% of the vote of all classes of capital stock in all matters requiring a stockholder vote, other than for the election of members of the Board of Directors. The Voting Preferred Stock will generally continue to represent approximately 55% of the aggregate voting power until the "Sunset." The

                                UAL CORPORATION

"Sunset" will occur when the common shares issuable upon conversion of the outstanding Class 1 and Class 2 ESOP Preferred Stock, plus any common equity (generally common stock issued or issuable at the time of the recapitalization) and available unissued ESOP shares held in the ESOPs or any other employee benefit plans sponsored by the Company for the benefit of its employees, represent, in the aggregate less than 20% of the common equity and available unissued ESOP shares of the Company. For purposes of defining the "Sunset" employee ownership is approximately 62% at December 31, 1996. The Voting Preferred Stock has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and is convertible into
 .0004 shares of UAL common stock.

  Class Pilot MEC, IAM, SAM and I junior preferred stock (collectively "Director Preferred Stocks") were established to effectuate the election of one or more members to UAL's Board of Directors. One share each of Class Pilot MEC and Class IAM junior preferred stock is authorized and issued. The Company is authorized to issue ten shares each of Class SAM and Class I junior preferred stocks. There are three shares of Class SAM and four shares of Class I issued. Each of the Director Preferred Stocks has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and Class I will be redeemed automatically upon the transfer of the shares to any person not elected to the Board of Directors or upon the occurrence of the "Sunset."

(13) COMMON SHAREHOLDERS' EQUITY

  Changes in the number of shares of UAL common stock outstanding during the years ended December 31 were as follows:

                                             1996        1995        1994
                                          ----------  ----------  -----------
    Shares outstanding at beginning of
     year................................ 50,718,424  49,756,424   98,275,748
   Old shares--
    Stock options exercised..............        --          --       319,056
    Shares issued from treasury under
     compensation arrangements...........        --          --         4,400
    Shares acquired for treasury.........        --          --      (353,044)
    Forfeiture of restricted stock.......        --          --       (39,200)
    Other................................        --          --        (1,516)
                                          ----------  ----------  -----------
                                          50,718,424  49,756,424   98,205,444
    Effect of recapitalization...........                         (49,102,720)
   New shares--
    Stock options exercised..............    500,174     722,744      950,020
    Shares issued from treasury under
     compensation arrangements...........     25,949     932,584      451,068
    Shares acquired for treasury.........   (180,565)   (504,444)    (747,592)
    Forfeiture of restricted stock.......    (70,488)    (43,000)         --
    Conversion of Series A debentures....  7,623,092      38,304          --
    Conversion of ESOP preferred stock...    352,929      39,976          --
    Other................................   (152,035)   (224,164)         204
                                          ----------  ----------  -----------
    Shares outstanding at end of year.... 58,817,480  50,718,424   49,756,424
                                          ==========  ==========  ===========

  At December 31, 1996 and 1995, UAL held 701,616 and 477,233 shares, respectively, of common stock in treasury.

                                UAL CORPORATION

(14) STOCK OPTIONS AND AWARDS

  The Company has granted options to purchase common stock to various officers and employees. The option price for all stock options is at least 100% of the fair market value of UAL common stock at the date of grant. Options generally vest and become exercisable in four equal, annual installments beginning one year after the date of grant, and generally expire in ten years.

  As a result of the 1994 recapitalization, all outstanding options became fully vested at the time of the transaction and the holders of such options became eligible to utilize the cashless exercise features of stock options. Under a cashless exercise, the Company withholds, at the election of the optionee, from shares that would otherwise be issued upon exercise, that number of shares having a fair market value equal to the exercise price and/or related income taxes. For outstanding options eligible for cashless exercise, changes in the market price of the stock are charged to earnings currently. The expense recorded for such eligible options was $15 million for 1996, $27 million in 1995, and $15 million in 1994.

  Stock options which were outstanding at the time of the recapitalization are exercisable for shares of old common stock, each of which is in turn converted into two shares of new common stock and $84.81 in cash upon exercise. Subsequent to the recapitalization, the Company granted stock options which are exercisable for shares of new common stock.

  The Company has also awarded shares of restricted stock to officers and key employees. These shares generally vest over a five-year period and are subject to certain transfer restrictions and forfeiture under certain circumstances prior to vesting. Unearned compensation, representing the fair market value of the stock at the measurement date for the award, is amortized to salaries and related costs over the vesting period. As a result of the 1994 recapitalization, all outstanding nonvested shares of restricted stock became vested at the time of the transaction and $12 million of compensation expense was recorded for the remaining balance of unearned compensation attributable to the outstanding shares at that time.

  In 1994, subsequent to the recapitalization, 451,068 restricted shares of new common stock were issued from treasury, and in 1995, an additional 892,852 restricted shares were issued from treasury. As of December 31, 1996, 619,120 shares were restricted and still nonvested. Additionally, 353,200 shares were reserved for future awards under the plan. In 1996, 1995 and 1994, 70,488, 43,000 and 39,200 shares, respectively, were forfeited and returned to treasury stock.

  In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock options. The Company has elected to continue using the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123. If the fair value based method accounting provisions of SFAS No. 123 had been adopted as of the beginning of 1995, the effect on 1995 and 1996 net earnings would have been immaterial. The effects on 1995 and 1996 may not be representative of the effects SFAS No. 123 may have in future years, because no grants prior to January 1, 1995 have been considered.

                                UAL CORPORATION

  Stock option activity for the past three years was as follows:

                                     1996                  1995                  1994
                             --------------------- --------------------- ---------------------
                                         WTD AVG               WTD AVG               WTD AVG
                              SHARES    EXER PRICE  SHARES    EXER PRICE  SHARES    EXER PRICE
                             ---------  ---------- ---------  ---------- ---------  ----------
   Old Share Options:
   Outstanding at beginning
    of year................    480,610   $119.95   1,081,100   $132.77   1,673,782   $120.21
    Exercised..............   (124,117)  $117.49    (295,671)  $113.61    (554,771)  $ 95.32
    Surrendered upon
     exercise of SARs......        --        --      (12,927)  $ 75.68      (1,000)  $ 83.31
    Terminated.............       (375)  $124.00    (291,892)  $175.24     (36,911)  $118.30
                             ---------             ---------             ---------
   Outstanding at end of
    year...................    356,118   $120.80     480,610   $119.95   1,081,100   $132.77
   Options exercisable at
    year-end...............    356,118   $120.80     480,610   $119.95   1,081,100   $132.77
                                     1996                  1995                  1994
                             --------------------- --------------------- ---------------------
                                         WTD AVG               WTD AVG               WTD AVG
                              SHARES    EXER PRICE  SHARES    EXER PRICE  SHARES    EXER PRICE
                             ---------  ---------- ---------  ---------- ---------  ----------
   New Share Options:
   Outstanding at beginning
    of year................  3,767,624   $ 23.47   3,784,000   $ 22.59         --    $   --
    Granted................  1,319,800   $ 53.46     344,000   $ 32.40   3,838,000   $ 22.59
    Exercised..............   (251,934)  $ 23.52    (136,376)  $ 22.61         --    $   --
    Terminated.............     (6,500)  $ 32.03    (224,000)  $ 22.91     (54,000)  $ 22.53
                             ---------             ---------             ---------
   Outstanding at end of
    year...................  4,828,990   $ 31.64   3,767,624   $ 23.47   3,784,000   $ 22.59
   Options exercisable at
    year-end...............  1,881,686   $ 22.89   1,133,140   $ 22.55     600,000   $ 22.59
   Reserved for future
    grants at year-end.....  4,782,700             1,696,000             1,816,000

  The following information relates to stock options outstanding as of December 31, 1996:

                                           OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                            ------------------------------------------------- --------------------------------
                                              WEIGHTED-AVERAGE   WEIGHTED-                        WEIGHTED-
           RANGE OF          OUTSTANDING AT      REMAINING        AVERAGE      EXERCISABLE AT      AVERAGE
       EXERCISE PRICES      DECEMBER 31, 1996 CONTRACTUAL LIFE EXERCISE PRICE DECEMBER 31, 1996 EXERCISE PRICE
       ---------------      ----------------- ---------------- -------------- ----------------- --------------
   Old Share Options:
    $79 to 177.............       356,118        4.6 years        $120.80           356,118        $120.80
   New Share Options:
    $20 to 29..............     3,377,190        7.6 years        $ 22.77         1,854,186        $ 22.61
    $37 to 61..............     1,451,800        9.3 years        $ 52.33            27,500        $ 41.61
                                ---------                                         ---------
                                4,828,990                                         1,881,686

(15) RETIREMENT PLANS

  The Company has various retirement plans which cover substantially all employees. Defined benefit plans covering certain employees (primarily union ground employees) provide a stated benefit for specified periods of service, while defined benefit plans for other employees provide benefits based on employees' years of service

                                UAL CORPORATION
and average compensation for a specified period of time before retirement. The Company's goal is to fully fund the estimated present value of its accumulated benefit obligation under the plans. The Company also provides several defined contribution plans which cover substantially all U.S. employees who have completed one year of service. For certain groups of employees (primarily pilots, salaried employees hired after February 1, 1994 and employees of Mileage Plus, Inc.), the Company contributes an annual amount on behalf of each participant, calculated as a percentage of the participants' earnings or a percentage of the participants' contributions.

  The following table sets forth the defined benefit plans' funded status and amounts recognized in the statements of financial position as of December 31:

                                                  1996                  1995
                                       --------------------------- -------------
                                       ASSETS EXCEED  ACCUMULATED   ACCUMULATED
                                        ACCUMULATED    BENEFITS      BENEFITS
                                         BENEFITS    EXCEED ASSETS EXCEED ASSETS
                                       ------------- ------------- -------------
                                                     (IN MILLIONS)
   Actuarial present value of accumu-
    lated benefit obligation.........     $(5,344)       $(235)       $(5,309)
   Actuarial present value of pro-
    jected benefit obligation........     $(5,812)       $(335)       $(5,774)
   Plan assets at fair value.........       5,850           60          4,947
                                          -------        -----        -------
   Projected benefit obligation in
    excess of plan assets............          38         (275)          (827)
   Unrecognized net loss.............         138          (70)           356
   Prior service cost not yet
    recognized in net periodic
    pension cost.....................         230          216            482
   Remaining unrecognized net asset..         (16)          37             15
   Adjustment required to recognize
    minimum liability................         --           (86)          (400)
                                          -------        -----        -------
   Pension asset (liability)
    recognized in the statements of
    consolidated financial position..     $   390        $(178)       $  (374)
                                          =======        =====        =======
   Actuarial assumptions:
     Weighted average discount rate..        7.75%                       7.25%
     Rate of increase in compensa-
      tion...........................        3.15%                       3.15%

  Total pension expense for all retirement plans (including defined contribution plans) was $252 million in 1996, $193 million in 1995, and $350 million in 1994.

  Plan assets are invested primarily in governmental and corporate debt instruments and corporate equity securities.

  The net periodic pension cost of defined benefit plans included the following components:

                                                               1996  1995  1994
                                                               ----  ----  ----
                                                               (IN MILLIONS)
     Service cost--benefits earned during the year............ $237  $173  $216
     Interest cost on projected benefit obligation............  440   396   379
     Actual (return) loss on plan assets...................... (703) (934)   28
     Net amortization and deferral............................  268   545  (351)
                                                               ----  ----  ----
     Net periodic pension cost................................ $242  $180  $272
                                                               ====  ====  ====
     Expected average long-term rate of return................ 9.75% 9.75% 9.75%

  Changes in interest rates or rates of inflation may impact the assumptions used in the valuation of pension obligations, including discount rates and rates of increase in compensation, resulting in increases or decreases in United's pension liability and net periodic pension cost.

                                UAL CORPORATION

(16) OTHER EMPLOYEE BENEFITS

  The Company provides certain health care benefits, primarily in the U.S., to retirees and eligible dependents. Benefits are generally funded from Company assets on a current basis, although amounts sufficient to pay claims incurred, but not yet paid, are held in trust at year-end. Certain plan benefits are subject to co-payments, deductibles and other limits described in the plans and the benefits are reduced once a retiree becomes eligible for Medicare. The Company also provides certain life insurance benefits to retirees. The assets to fund retiree life insurance benefits are being held in a deposit trust administration fund with a major insurance company. The Company has reserved the right, subject to collective bargaining agreements, to modify or terminate the health care and life insurance benefits for both current and future retirees.

  Information on the plans' funded status, on an aggregate basis at December 31, follows:

                                                                  1996    1995
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Accumulated postretirement benefit obligation:
   Retirees..................................................... $  498  $  536
   Other fully eligible participants............................    193     210
   Other active participants....................................    648     676
                                                                 ------  ------
   Total accumulated postretirement benefit obligation..........  1,339   1,422
   Unrecognized net gain (loss).................................    109     (54)
   Fair value of plan assets....................................   (103)    (99)
                                                                 ------  ------
   Accrued postretirement benefit obligation.................... $1,345  $1,269
                                                                 ======  ======
   Discount rate................................................   7.75%   7.25%

  Net postretirement benefit costs included the following components:

                                                             1996  1995  1994
                                                             ----  ----  ----
                                                             (IN MILLIONS)
   Service cost--benefits attributed to service during the
    period.................................................. $ 44  $ 37  $ 46
   Amortization of unrecognized net loss (gain).............   (5)   (5)    3
   Actual return on assets..................................   (7)   (7)  --
   Interest cost on benefit obligation......................   98   100    95
                                                             ----  ----  ----
   Net postretirement benefit costs......................... $130  $125  $144
                                                             ====  ====  ====

  The assumed health care cost trend rates were 7.4% and 8.5% for 1996 and 1995, respectively, declining annually to a rate of 4% by the year 2001 and remaining level thereafter. The effect of a 1% increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1996, by $79 million and the aggregate of the service and interest cost components of net postretirement benefit cost for 1996 by $10 million.

  The Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. SFAS No. 112 requires recognition of the liability for postemployment benefits during the period of employment. Such benefits include company paid continuation of group life insurance and medical and dental coverage for certain employees after employment but before retirement. The effect of adopting SFAS No. 112 was a cumulative charge for recognition of the transition liability of $42 million, before tax benefits of $16 million. The ongoing expenses related to postemployment benefits will vary based on actual claims experience.

  Changes in interest rates or rates of inflation may impact the assumptions used in the valuation of postretirement and postemployment obligations, including discount rates, resulting in increases or decreases in United's liability and net periodic cost.

                                UAL CORPORATION

(17) FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  During 1996, the Company attempted to manage its exposure to interest rates, foreign exchange rates and jet fuel prices through certain operational decisions and the limited use of various derivative financial instruments. Except for minor investments in certain futures and options contracts to assist in opportunistic purchases of jet fuel, the Company used derivative financial instruments only for the purpose of hedging existing commitments or obligations, not for hedging expected future operating cash flows or for generating trading profits. In 1997, the Company expects to more actively hedge the risks associated with foreign exchange rates and jet fuel prices on expected future operating cash flows through a greater use of derivative financial instruments.

 Credit Exposures of Derivatives

  The Company's theoretical risk in the derivative financial instruments described below is the cost of replacing the contracts at current market rates in the event of default by any of the counterparties. However, the Company does not anticipate such default as counterparties are selected based on credit ratings and the relative market positions with each counterparty are monitored. Furthermore, the risk of such default is mitigated by provisions in the contracts which require either party to post increasing amounts of collateral as the value of the contract moves against them, subject to certain thresholds, or through the use of mutual put options where contracts are terminated at certain predefined intervals. Counterparty credit risk is further minimized by settlements throughout the duration of the contract.

 Interest Rate Risk Management

  United has entered into interest rate swap agreements in order to manage the interest rate exposure associated with certain variable rate debt and leases. The swap agreements have remaining terms averaging 14 years, corresponding to the terms of the related debt or lease obligations. Under the agreements, United makes payments to counterparties at fixed rates and in return receives payments based on variable rates indexed to LIBOR. At December 31, 1996, a notional amount of $53 million of interest rate swap agreements effectively fixed interest rates between 8.55% and 8.65% on such obligations. The notional amounts of the swaps do not represent amounts exchanged between the parties and, therefore, are not a measure of the Company's exposure resulting from its use of the swaps. Rather, the amounts exchanged are based on interest rates applied to the notional amounts. The fair values to United of interest rate swap agreements at December 31, 1996 and 1995 were $(4) million and $(46) million, respectively, taking into account interest rates in effect at the time.

 Foreign Exchange Risk Management

  A strengthening (weakening) of foreign currencies versus the U.S. dollar tends to increase (decrease) reported revenue and operating income because United's foreign currency-denominated operating revenue generally exceeds its foreign currency-denominated operating expense for each currency. United attempts to mitigate its exposure to fluctuations in any single currency by carrying passengers and cargo in both directions between the U.S. and almost every major economic region in the world. In addition, United reduces its exposure to foreign exchange fluctuations by converting excess local currencies generated into U.S. dollars. As a result of rate fluctuations, United is also exposed to transaction gains and losses which it attempts to manage as follows:

  United is party to foreign currency swap and forward contracts to reduce exposure to currency fluctuations in connection with 15.3 billion of Japanese yen-denominated debt and lease obligations. The swap contract effectively fixes future lease principal payments at an indirect yen exchange rate of 95.63. At December 31, 1996, the swap contract had a notional amount of $84 million, which will reduce periodically through 2004 as payments are made under the leases. The fair value of the currency swap contract to United at December 31,

                                UAL CORPORATION

1996 was approximately $1.8 million based on the change in the yen to dollar exchange rate and interest rates in the U.S. and Japan. The forward contracts effectively fix future debt payments at an indirect exchange rate of 116.14. At December 31, 1996, the forward contracts had a notional amount of $67 million, which will reduce periodically through 2001, as payments are made under the debt agreements. The fair value of the currency forward contract to United at December 31, 1996 was approximately $(1.9) million.

  United incurs certain other identifiable Japanese yen-denominated liabilities as a result of operations (commissions) and financing activities (accrued rent on aircraft operating leases and interest on capital leases). United minimizes transaction gains and losses by investing in yen-denominated time deposits and by entering into yen forward contracts to offset the impact of rate changes. At December 31, 1996, these forward contracts had a notional amount of $54 million and a fair value to United of $(1.4) million.

 Fuel Price Risk Management

  United enters into contracts from time to time, with certain fuel suppliers to purchase fuel at a fixed average price over a given period of time, typically one year, to protect against increases in jet fuel prices. At December 31, 1996, the level of 1997 fuel needs contracted at fixed average prices was insignificant.

  At December 31, 1996, the fair values of futures contracts used for opportunistic purchases of jet fuel were insignificant.

 Balance Sheet Financial Instruments: Fair Values

  At December 31, 1996 and 1995, $418 million and $606 million, respectively, of investments in debt securities included in cash and cash equivalents and short-term investments were classified as available-for-sale, and $232 million and $530 million, respectively, were classified as held-to-maturity. Investments in debt securities classified as available-for-sale are stated at fair value based on the quoted market prices for the securities, which does not differ significantly from their cost basis. Investments classified as held-to-maturity are stated at cost which approximates market due to their short-term maturities.

  The fair value of long-term debt, including debt due within one year, is primarily based on the quoted market prices for the same or similar issues or on the then current rates offered for debt with similar terms and maturities. The fair value of long-term debt, including debt due within one year, at December 31, 1996 and 1995 was $2.041 billion and $3.435 billion, respectively, compared with carrying values of $1.835 billion and $3.077 billion.

 Financial Guarantees

  Special facility revenue bonds have been issued by certain municipalities to build or improve airport and maintenance facilities leased by United. Under the lease agreements, United is required to make rental payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. At December 31, 1996, $1.060 billion principal amount of such bonds was outstanding. As of December 31, 1996, UAL and United had jointly guaranteed $35 million of such bonds and United had guaranteed $1.041 billion of such bonds, including accrued interest.

  Transfers of the tax benefits of accelerated depreciation and investment tax credits associated with the acquisition of certain equipment have been made previously by United to various tax lessors through tax lease transactions. Proceeds from tax benefit transfers were recognized as income in the year the lease transactions were consummated. The subject equipment is being depreciated for book purposes. United has agreed to indemnify (guaranteed in some cases by UAL) the tax lessors against loss of such benefits in certain

                                UAL CORPORATION
circumstances and has agreed to indemnify others for loss of tax benefits in limited circumstances for certain used aircraft purchased by United subject to previous tax lease transactions. Certain tax lessors have required that letters of credit be issued in their favor by financial institutions as security for United's indemnity obligations under the leases. The outstanding balance of such letters of credit totaled $49 million at December 31, 1996. At that date, United had granted mortgages on aircraft and engines having a total book value of $187 million as security for indemnity obligations under tax leases and letters of credit.

 Concentration of Credit Risk

  The Company does not believe it is subject to any significant concentration of credit risk. Most of the Company's receivables result from sales of tickets to individuals through geographically dispersed travel agents, company outlets or other airlines, often through the use of major credit cards. These receivables are short term, generally being settled shortly after the sale.

(18) COMMITMENTS, CONTINGENT LIABILITIES AND UNCERTAINTIES

  The Company has certain contingencies resulting from litigation and claims (including environmental issues) incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of contingencies to which the Company is subject and its prior experience, that the ultimate disposition of these contingencies is not expected to materially affect UAL's consolidated financial position or results of operations. UAL records liabilities for legal and environmental claims against it in accordance with generally accepted accounting principles. These amounts are recorded based on the Company's assessments of the likelihood of their eventual settlements. The amounts of these liabilities could increase in the near term, based on revisions to estimates relating to the various claims.

  At December 31, 1996, commitments for the purchase of property and equipment, principally aircraft, approximated $6.9 billion, after deducting advance payments. An estimated $2.9 billion is due to be spent in 1997, $1.9 billion in 1998, $1.0 billion in 1999 and $1.1 billion in 2000 and thereafter. The above amounts reflect firm orders for 21 B747, 6 B757, 20 B777, 14 A320 and 24 A319 aircraft to be delivered through 2002. However, these amounts do not include a recent order for an additional three A320 and four A319 aircraft. Under the Company's current fleet plan, the above aircraft will principally be used to replace older aircraft which will be retired. As a result, the Company expects only modest growth in its passenger fleet through 2002.

  Consistent with UAL's strategic plan and the Company's focus on attracting more high yield passengers, the Board of Directors has authorized an investment of approximately $400 million in United's onboard product, including new aircraft seats and other cabin improvements. This amount, which is expected to be spent in the next three years, is not reflected in the above commitments.

  In connection with the construction of the Indianapolis Maintenance Center, United agreed to spend an aggregate $800 million on capital investments by the year 2001 and employ at least 7,500 individuals by the year 2004. In the event such targets are not reached, United may be required to make certain payments to the city of Indianapolis and state of Indiana.

  Approximately 60% of United's employees are represented by various labor organizations. In connection with the 1994 employee investment transaction, members of the Air Line Pilots' Association and the International Association of Machinists and Aerospace Workers entered into labor contracts with United which become amendable in 2000.

  United's contract with the Association of Flight Attendants ("AFA") became amendable March 1, 1996. On April 9, 1996, United announced that the flight attendants had rejected a previously announced tentative agreement. United and the AFA are involved in traditional negotiations under the Railway Labor Act, which historically have taken several years to complete. While negotiations continue, the terms of United's current flight attendant agreement will remain in effect.

                                UAL CORPORATION

(19) FOREIGN OPERATIONS

  Operating authorities in international markets are governed by bilateral aviation agreements between the U.S. and foreign countries. Under generally accepted accounting principles ("GAAP"), foreign operations are defined as operations that exist outside the U.S. United derives an insignificant amount of its operating revenues and operating income from such operations. However, the Company's results are significantly impacted by revenues produced from international flights between the U.S. and foreign destinations. Based on allocation guidelines provided by the U.S. Department of Transportation ("DOT"), which classifies flights between the U.S. and foreign destinations as part of each respective foreign entity, and thus, differs from the definition of foreign operations under GAAP, United reported the following results by geographic entity to the DOT for each of the last three years:

                           1996                1995                1994
                    ------------------- ------------------- -------------------
                    OPERATING OPERATING OPERATING OPERATING OPERATING OPERATING
    ENTITY           REVENUE   INCOME    REVENUE   INCOME    REVENUE   INCOME
    ------          --------- --------- --------- --------- --------- ---------
                                           (IN MILLIONS)
   Domestic........  $10,717   $  738    $ 9,586    $460     $ 8,966    $261
   Pacific.........    3,438      288      3,336     348       3,009     310
   Atlantic........    1,412       86      1,287      10       1,190    (102)
   Latin America...      750       18        686      14         722      44
                     -------   ------    -------    ----     -------    ----
     Total.........  $16,317   $1,130    $14,895    $832     $13,887    $513
                     =======   ======    =======    ====     =======    ====

  Additionally, United has sizable intangible assets related to acquisitions of foreign route authorities. Changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could diminish the value of United's international route authority.

(20) STATEMENT OF CONSOLIDATED CASH FLOWS--SUPPLEMENTAL DISCLOSURES

  Supplemental disclosures of cash flow information and non-cash investing and financing activities were as follows:

                                                              1996   1995 1994
                                                              -----  ---- ----
                                                               (IN MILLIONS)
Cash paid during the year for:
 Interest (net of amounts capitalized)....................... $ 244  $346 $302
 Income taxes................................................   242    65   69
Non-cash transactions:
 Capital lease obligations incurred..........................   503   376  --
 Long-term debt incurred in connection with additions to
  equipment..................................................    82    26   21
 Long-term debt issued in connection with the exchange of
  Series A convertible preferred stock.......................   --    546  --
 Net unrealized gain (loss) on investments...................    (1)    4   (3)
 Increase (decrease) in pension intangible...................  (191)    2   13
 Increase in additional capital invested in connection with
  the conversion of
  subordinated debentures to common stock....................   217     1  --
 Decrease in additional capital invested in connection with
  the conversion of subordinated debentures to mandatorily
  redeemable preferred securities............................  (102)  --   --

                                UAL CORPORATION

(21) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                         1ST      2ND      3RD      4TH
                                       QUARTER  QUARTER  QUARTER  QUARTER   YEAR
                                       -------  -------  -------  -------  -------
                                                    (IN MILLIONS)
1996:
 Operating revenues................... $3,735   $4,164   $4,488   $3,976   $16,362
 Earnings from operations.............     62      398      610       53     1,123
 Earnings before extraordinary item...      6      226      347       20       600
 Extraordinary loss on early
  extinguishment of debt..............    (29)     (30)      (7)      (1)      (67)
 Net earnings (loss).................. $  (23)  $  196   $  340   $   19   $   533
 Per share amounts, primary:
  Earnings (loss) before extraordinary
   item............................... $(0.32)  $ 2.37   $ 3.85   $(0.35)  $  5.96
  Extraordinary loss on early
   extinguishment of debt.............  (0.58)   (0.36)   (0.08)   (0.01)    (0.80)
  Net earnings (loss)................. $(0.90)  $ 2.01   $ 3.77   $(0.36)  $  5.16
 Net earnings (loss) per share, fully
  diluted............................. $(0.90)  $ 1.99   $ 3.77   $(0.36)  $  5.04
1995:
 Operating revenues................... $3,334   $3,815   $4,127   $3,667   $14,943
 Earnings from operations.............     38      302      467       22       829
 Earnings (loss) before extraordinary
  item................................      3      151      243      (19)      378
 Extraordinary loss on early
  extinguishment of debt..............    --       --       --       (29)      (29)
 Net earnings (loss).................. $    3   $  151   $  243   $  (48)  $   349
 Per share amounts, primary:
  Earnings (loss) before extraordinary
   item............................... $(0.26)  $ 3.00   $ 3.52   $(1.04)  $  5.46
  Extraordinary loss on early
   extinguishment of debt.............    --       --       --     (0.58)    (0.46)
  Net earnings (loss)................. $(0.26)  $ 3.00   $ 3.52   $(1.62)  $  5.00
 Net earnings (loss) per share, fully
  diluted............................. $(0.26)  $ 2.73   $ 3.22   $(1.62)  $  4.78

  The sum of quarterly earnings per share amounts is not the same as annual earnings per share amounts because of changing numbers of shares outstanding.

PROXY

                                UAL CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF
                   THE BOARD OF DIRECTORS OF UAL CORPORATION

The undersigned, having received the Notice of Meeting and Proxy Statement, hereby appoints Gerald Greenwald, John F. McGillicuddy and James J. O'Connor, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of UAL Corporation owned of record by the undersigned on the matters listed on the reverse side hereof and, in their discretion, on such other matters as may properly come before the Meeting of Stockholders to be held at The National Press Club, 529 14th Street, NW, Washington, DC 20045 on May 21, 1997 at 10:00 a.m., local time, and any adjournments or postponements thereof, unless otherwise specified herein.

This card or the telephonic voting procedures, when properly completed, also constitutes voting instructions to the respective Trustees of the Employees' Stock Purchase Plan, 401(k) Plans and International Employee Stock Ownership Plans of UAL Corporation or United Air Lines, Inc. to vote, in person or by proxy, all shares of Common Stock of UAL Corporation allocated to the accounts of the undersigned held by the Trustees.

You are encouraged to specify your choices by marking the appropriate oval SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY OVALS IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE BY PHONE OR SIGN AND RETURN THIS CARD.


                                                           [SEE REVERSE SIDE]

--------------------------------------------------------------------------------

                          .  FOLD AND DETACH HERE  .

DID YOU KNOW...UNITED AIRLINES WON ACCLAIM FROM FREQUENT FLYERS AND TRAVEL PROFESSIONALS WORLDWIDE IN 1996? OUR AWARDS INCLUDE:

 .    UNITED AIRLINES: OVERALL ONBOARD SERVICE AWARD - Onboard Services magazine.
     United was chosen from 40 airlines worldwide to receive this honor.

 .    UNITED AIRLINES: BEST TRANSATLANTIC AIRLINE - Executive Travel/OAG poll (in the U.K.). United is the first U.S. carrier ever to win this prestigious title.

 .    MILEAGE PLUS(R): AIRLINE PROGRAM OF THE YEAR - InsideFlyer magazine - for the third year in a row.

 .    MILEAGE PLUS: BEST CUSTOMER SERVICE - InsideFlyer magazine.

 .    MILEAGE PLUS: BEST FREQUENT FLYER PROGRAM - Business Traveler
     International.

 .    UNITED AIRLINES: HEALTHIEST AIRLINE FOOD - Physicians' Committee for
     Responsible Medicine - for the second year in a row.

 .    UNITED AIRLINES INFLIGHT DUTY FREE RETAILER OF THE YEAR - Frontier
     magazine.

DID YOU KNOW...THAT 1996 WAS A YEAR FOR THE RECORD BOOKS AT UNITED AIRLINES?

 .    United took delivery of eight new Boeing 777 aircraft, bringing our fleet of Boeing 777s to 16 - the largest in the industry.

 .    More than 15,000,000 customers used our new E-Ticket/SM/ services to reserve their flights.

 .    Customers planned 570,131 flights, car rentals and hotel stays using UNITED
     CONNECTION(R) software.

 .    Our luxurious new ARRIVALS(R) facilities in Chicago, London and Miami were visited by over 700 First and Connoisseur Class(R) customers each month.

 .    Over 850 TONS OF COFFEE were brewed, and over 74,000,000 MEALS were served, on United flights worldwide.

 .    Mileage Plus members donated more than 16,000,000 miles to UNITED-SPONSORED
     CHARITIES.



 [UNITED AIRLINES LOGO]      [UNITED EXPRESS LOGO]     [SHUTTLE BY UNITED LOGO]

                                UAL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                 ]

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all of the Board of Directors' nominees for Public Director and "FOR" Proposal 2. If this card constitutes voting instructions to a plan trustee, such trustee will vote as described in the plan documents and any accompanying materials. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                                  For    Withhold    For All
1.  Election of five Public Director nominees:    All      All        Except
    John A. Edwardson, Gerald Greenwald,
    John F. McGillicuddy, James J. O'Connor,
    Paul E. Tierney

For, except vote withheld from the following nominee(s): _______________________

2.  Ratification of the                          For   Against   Abstain
    selection of Arthur
    Andersen LLP as the
    independent accountants.


    Dated:__________________________________, 1997
    Signature(s)__________________________________
    ______________________________________________
    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said Meeting or any adjournments or postponements thereof.

--------------------------------------------------------------------------------

                          .   FOLD AND DETACH HERE  .

                         Telephone Voting Instructions
Dear Stockholders:

     Your vote is important to us. We have provided an automated telephone option for granting your proxy which you may access 24 hours a day by dialing this toll free number: 1-888-457-2964 (if located within the U.S.) on a touch tone telephone.

     After dialing 1-888-457-2964, you will hear the following instructions:

          Please enter your six digit control number which appears directly above the words "Dear Stockholders."

          Please press 1 if you wish to vote for the recommendations of the Board of Directors.

          Please press 9 if you do not wish to vote for the recommendations of the Board of Directors.

     Once this is completed, the telephone option will automatically hang up and your proxy will be voted as you directed. THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

     HOWEVER, if you wish to withhold authority to vote or vote against some, but not all of the recommendations of the Board of Directors, you must do so by signing the proxy card above and returning it in the envelope provided.

     ESOP participants located within the U.S. should follow the vote by phone instructions on the ESOP Voting Direction Card.

--------------------------------------------------------------------------------

                          .   FOLD AND DETACH HERE  .

Admission Ticket                            Meeting of Stockholders
----------------                            of UAL Corporation
                                            May 21, 1997
                                            10:00 a.m.
[UNITED AIRLINES LOGO]                      Ballroom
                                            National Press Club
                                            529 14th Street, NW
                                            Washington, D.C.
                                            ----------------
                       _________________________________

You must present this ticket to the UAL Corporation representative at the entrance to the Ballroom to be admitted to the Meeting of Stockholders.